UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Williams Companies, Inc.
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PROXY STATEMENT 2015 Notice of Annual Meeting of Stockholders

From Your Chairman

April 10, 2015

Frank T. MacInnis Chairman of the Board

Fellow Stockholders:

Williams has rich history and I speak on behalf of the Board when I say that we are honored to steward Williams toward its modern objective to connect North America’s significant hydrocarbon resource plays to growing markets for natural gas, natural gas liquids, and olefins. Please join me at the 2015 annual meeting of stockholders on May 21 to vote your shares and listen to a report from management on Williams’ operations. There will also be an opportunity to ask questions.

The notice of the annual meeting and proxy statement accompanying this letter provides information about the matters to be considered and acted upon at the meeting. If you cannot attend the annual meeting in person, it is still important that your shares be represented and voted at the meeting. Whether or not you plan to attend, you can be sure your shares are represented by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating, and returning your proxy card in the enclosed postage-paid envelope. I look forward seeing you at the meeting.

Very truly yours,

Frank T. MacInnis

Chairman of the Board

The Williams Companies, Inc. – 2015 Proxy Statement

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Notice of the 2015 Annual Meeting of Stockholders

Date, Time and Place

Thursday, May 21, 2015, at 2:00 p.m. CDT

Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172

Record Date

Close of business on March 31, 2015.

Agenda

•	Elect the 13 director nominees identified in this proxy statement each for a one-year term;
•	Ratify the appointment of Ernst & Young LLP as our independent auditors for 2015;
•	Conduct an advisory vote on executive compensation; and
•	Transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

Annual Report

Our 2014 Annual Report, which includes a copy of our annual report on Form 10-K, accompanies this proxy statement.

Voting

Even if you intend to be present at the annual meeting, please promptly vote in one of the following ways so that your shares of common stock may be represented and voted at the annual meeting:

•	Call the toll-free telephone number shown on the proxy card;
•	Vote via the Internet on the website shown on the proxy card; or
•	Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope.

Important Notice Regarding the Availability of Materials for the Stockholder Meeting to be Held on May 21, 2015: This proxy statement and our 2014 annual report are available at www.edocumentview.com/wmb.

By Order of the Board of Directors,

Sarah C. Miller

Corporate Secretary

Interim Senior Vice President and General Counsel

April 10, 2015

The Williams Companies, Inc. – 2015 Proxy Statement

Proxy Statement

We are providing this proxy statement as part of a solicitation by the Board of Directors (the “Board”) of The Williams Companies, Inc. for use at our 2015 annual meeting of stockholders and at any adjournment or postponement thereof. We will hold the meeting in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, 74172 on Thursday, May 21, 2015, at 2:00 p.m., Central Daylight Time.

As permitted by the rules of the Securities and Exchange Commission (“SEC”), we have elected to send you this full set of proxy materials, including a proxy card, and additionally to notify you of the availability of these proxy materials on the Internet. This proxy statement and our 2014 annual report are available at www.edocumentview.com/wmb, which does not have “cookies” that identify visitors to the site.

We expect to mail this proxy statement and accompanying proxy card to stockholders beginning on April 10, 2015.

Unless the context otherwise requires, all references in this proxy statement to “Williams,” the “Company,” “we,” “us,” and “our” refer to The Williams Companies, Inc. and its consolidated subsidiaries.

Questions and Answers About the Annual Meeting and Voting

WHY AM I RECEIVING THESE MATERIALS?

You are receiving these materials because, at the close of business on March 31, 2015 (the “Record Date”), you owned shares of Williams common stock. All stockholders of record on the Record Date are entitled to attend and vote at the annual meeting. Each stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had 748,912,083 shares of common stock outstanding. (The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.)

WHAT INFORMATION IS CONTAINED IN THIS PROXY STATEMENT?

This proxy statement includes information about the nominees for director and other matters to be voted on at the annual meeting. It also explains the voting process and requirements; describes the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated officers (collectively referred to as our “Named Executive Officers” or “NEOs”); describes the compensation of our directors; and provides certain other information required under SEC rules.

WHAT MATTERS CAN I VOTE ON?

You can vote on the following matters:

•	election of our 13 directors, each for a one-year term;
•	ratification of the appointment of Ernst & Young LLP as our independent auditors for 2015;
•	an advisory vote on executive compensation; and
•	any other business properly coming before the annual meeting.

In the election of directors, you may vote FOR or AGAINST each individual nominee or indicate that you wish to ABSTAIN from voting on one or more nominee. For the ratification of Ernst & Young LLP as independent auditors and the advisory vote on executive compensation, you may vote FOR or AGAINST the respective matter or you may indicate that you wish to ABSTAIN from voting on the matter.

We are not aware of any matter to be presented at the annual meeting that is not included in this proxy statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the annual meeting. All votes are confidential unless disclosure is legally necessary.

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HOW DOES THE BOARD RECOMMEND THAT I VOTE ON EACH OF THE MATTERS?

FOR ITEMS 1-3: The Board recommends that you vote FOR each of the director nominees, FOR the ratification of Ernst & Young LLP as our independent auditors for 2015, and FOR the approval, on an advisory basis, of the Company’s executive compensation.

WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record, and the Company’s proxy materials, including a proxy card, were sent to you directly by Computershare.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name.” The Company’s proxy materials were forwarded to you by your broker or bank, who is considered the stockholder of record for purposes of voting at the annual meeting. Your broker or bank should also have provided you with instructions for directing the broker or bank how to vote your shares.

HOW DO I VOTE IF I AM A STOCKHOLDER OF RECORD?

As a stockholder of record, you may vote your shares in any one of the following ways:

•	Call the toll-free number shown on the proxy card;

•	Vote on the Internet on the website shown on the proxy card;

•	Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope; or

•	Vote in person at the annual meeting.

HOW DO I VOTE IF I OWN SHARES IN STREET NAME?

As an owner of shares in street name, you have the right to direct your broker or bank how to vote your shares by following the instructions sent to you by your broker or bank. You will receive proxy materials and voting instructions for each account you have with a broker or bank. If you wish to change the directions you have provided your broker or bank, you should follow the instructions sent to you by your broker or bank.

As an owner of shares in street name, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker or bank giving you the right to vote the shares.

WILL MY SHARES HELD IN STREET NAME BE VOTED IF I DO NOT TELL MY BROKER OR BANK HOW I WANT THEM VOTED?

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner, your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify Ernst & Young LLP as our independent auditors is considered a routine matter. However, the election of directors and the advisory vote on executive compensation are not considered routine matters. Accordingly, your broker or bank will not be permitted to vote your shares on such matters unless you provide proper voting instructions.

HOW DO I VOTE IF I PARTICIPATE IN THE WILLIAMS INVESTMENT PLUS PLAN?

If you hold shares in The Williams Investment Plus Plan, Computershare sent you the Company’s proxy materials directly. You may direct the trustee of the plan how to vote your plan shares by calling the toll-free number shown on the proxy card, voting on the Internet on the website shown on the proxy card, or completing and returning the enclosed proxy card in the postage-paid envelope. Please note, in order to permit the trustee to tally and vote all shares of Williams common stock held in The Williams Investment Plus Plan, your instructions, whether by Internet, by telephone, or by proxy card, must be completed prior to 1:00 a.m. Central Daylight Time on Monday, May 18, 2015. You may not change your vote related to such plan shares after this deadline.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of the plan and the trust agreement.

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WHAT IF I RETURN MY PROXY CARD OR VOTE BY INTERNET OR PHONE BUT DO NOT SPECIFY HOW I WANT TO VOTE?

If you are a stockholder of record and sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•  FOR the election of each of the director nominees.

•  FOR the approval ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2015.

•  FOR the approval, on an advisory basis, of the Company’s executive compensation.

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

If you are a stockholder of record, you can change your vote within the regular voting deadlines by voting again by telephone or on the Internet, executing and returning a later dated proxy card, or attending the annual meeting and voting in person. If you are a stockholder of record, you can revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

WHAT SHARES ARE INCLUDED ON MY PROXY CARD?

You will receive one proxy card for all the shares of common stock you hold as a stockholder of record (in certificate form or in book-entry form) and in The Williams Investment Plus Plan.

If you hold your shares in street name, you will receive voting instructions for each account you have with a broker or bank.

HOW MAY I OBTAIN DIRECTIONS TO ATTEND THE MEETING?

If you need assistance with directions to attend the meeting, call us at 1-800-600-3782 or write us at The Williams Companies, Inc., One Williams Center, MD 50, Tulsa, Oklahoma 74172, Attn: Investor Relations.

WHAT CAN I BRING INTO THE MEETING?

For security reasons, briefcases, backpacks, and other large bags are not permitted in the theater. All such items can be checked with security upon arrival at the theater.

WHAT IF I HAVE A DISABILITY?

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plans to attend. Please call or write us at least two weeks before the meeting at the telephone number or address listed in the answer to the question captioned “How may I obtain directions to attend the meeting?”.

WHAT IS THE QUORUM REQUIREMENT FOR THE MEETING?

There must be quorum to take action at the meeting (other than adjournment or postponement of the meeting). A quorum will exist at the meeting if stockholders holding a majority of the shares entitled to vote at the annual meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions are counted as “present” for determining a quorum. Uninstructed broker votes, also called “broker non-votes,” are also counted as “present” for determining a quorum so long as there is at least one matter that a broker may vote on without specific instructions from a beneficial owner. See “Will my shares held in street name be voted if I do not tell my broker how I want them voted?”

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE MATTERS?

Items 1-3 may be approved by a majority of the votes cast. Other matters that may properly come before the annual meeting may require more than a majority vote under our By-laws, our Restated Certificate of Incorporation, the laws of Delaware, or other applicable laws.

HOW WILL THE VOTES BE COUNTED?

Abstentions from voting on the election of a director nominee, the ratification of the appointment of independent auditors, and the advisory vote on executive compensation will not be considered a vote cast with respect to those matters and therefore will have no effect on the outcome of such matters.

Broker non-votes (i.e., shares held by brokers or nominees that cannot be voted because the beneficial owner did not provide specific voting instructions) will not be treated as a vote cast for any matter.

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WHO WILL COUNT THE VOTES?

A representative of Computershare will act as the inspector of elections and count the votes.

WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

We will announce the voting results at the meeting. We also will disclose the voting results in a current report on Form 8-K within four business days after the annual meeting.

MAY I PROPOSE ACTIONS FOR CONSIDERATION AT THE 2016 MEETING OF STOCKHOLDERS?

Yes. For your proposal to be considered for inclusion in our proxy statement for the 2016 meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the SEC’s rule on stockholder proposals, we must receive your written proposal no later than December 13, 2015. If we change the date of the 2016 meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with Rule 14a-8.

If you wish to bring business (including a director nomination) before our 2016 annual meeting of stockholders other than through a stockholder proposal pursuant to the SEC’s Rule 14a-8, we must receive a written notice of the proposal no earlier than the close of business on January 22, 2016 and no later than the close of business on February 21, 2016. Your submission must meet the requirements set forth in our By-laws. Proposals should be addressed to our Corporate Secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

WHO IS PAYING FOR THIS PROXY SOLICITATION?

Your proxy is solicited by the Board. We expect to solicit proxies in person, by telephone, or by other electronic means. We have retained MacKenzie Partners, Inc. to assist in this solicitation. We expect to pay MacKenzie Partners, Inc. an estimated $20,000 in fees, plus expenses and disbursements.

We also will pay the expenses of this proxy solicitation including the cost of preparing and mailing the proxy statement and accompanying proxy card. Such expenses may include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxy materials to beneficial owners of our common stock.

ARE YOU “HOUSEHOLDING” FOR STOCKHOLDERS OF RECORD SHARING THE SAME ADDRESS?

The SEC’s rules permit us to deliver a single copy of this proxy statement and our 2014 annual report to an address shared by two or more stockholders. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. We will deliver only one proxy statement and 2014 Annual Report to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still send each stockholder an individual proxy card.

If you would like to receive more than one copy of this proxy statement and our 2014 annual report, we will promptly send you additional copies upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-884-4225. You can call the same phone number to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of any materials if you are receiving multiple copies now.

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Corporate Governance

General

Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, customers, business partners, regulatory agencies, and other stakeholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of Williams as a whole and also address the operation, structure, and practice of the Board and its committees. The Nominating and Governance Committee reviews these guidelines at least annually.

Strategic Planning

During the year, the Board meets with management to discuss and approve strategic plans, financial goals, capital spending, and other factors critical to successful performance. The Board also conducts an annual review of Company strategy, including macro trends and their strategic implications and strategy related to each business unit, finance, engineering and construction, and operational discipline. During Board meetings, directors review key issues and financial performance. In 2014 the Board met privately with the Chief Executive Officer (“CEO”) at least six times and met in executive session at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments. In 2014, the Board held one of its regularly scheduled meetings at one of our field locations to further educate the directors about our operations.

Board/Committee/Director Evaluations

The Board and each of its committees conduct annual self-assessments. In addition, the Nominating and Governance Committee evaluates each individual director annually.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Board Leadership Structure

Pursuant to our By-laws and Corporate Governance Guidelines, the positions of Chairman of the Board and President and CEO may be held by the same or different persons. At this time, the Board believes that the Company and its stockholders are best served by a leadership structure in which an independent director serves as Chairman of the Board. In this regard, Alan S. Armstrong serves as President and CEO of Williams and Frank T. MacInnis serves as Chairman of the Board. The Board believes that having an independent Chairman aids in the Board’s oversight of management and promotes communications among the Board, the CEO, and other senior management. In addition, having a separate Chairman of the Board and CEO allows Mr. Armstrong to focus on his responsibilities in managing the Company.

The responsibilities of the Chairman of the Board include: (1) presiding over meetings of the Board and executive sessions of the independent directors; (2) overseeing the planning of the annual Board calendar and, in consultation with the CEO, scheduling and setting the agendas for meetings of the Board and its committees; (3) overseeing the appropriate flow of information to the Board; (4) acting as liaison between the independent directors and management; (5) assisting the Chairs of the various Board committees in preparing agendas for

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committee meetings; (6) chairing the Company’s annual meeting of stockholders; (7) being available for consultation and communication with stockholders as appropriate; and (8) performing other functions and responsibilities referred to in the Corporate Governance Guidelines or requested by the Board from time to time.

The Board believes that having an independent Chairman of the Board is the most appropriate leadership structure for the Board at this time. However, it has the flexibility to revise this structure in the future based upon the Board’s assessment of the Company’s needs and leadership from time to time. In this regard, the Board periodically reviews the Board structure and leadership as well as director succession planning.

Board Oversight of Williams’ Risk Management Processes

We use the Committee of Sponsoring Organizations of the Treadway Commission Enterprise Risk Management (“ERM”) framework to provide positive assurance to management and the Board that risks are effectively managed to enable achievement of strategic, financial, operating, compliance, and reporting objectives. Our risk assessment process is integrated with our strategy process to better facilitate identification of the most significant risks to achieving our strategic objectives. We maintain a decentralized, cross functional approach to ERM; management functions – including internal audit, accounting, legal, and compliance – support our strategy and risk assessment with established control activities, monitoring, and reporting. The Board maintains responsibility for oversight of the Company’s risk management activities. In conjunction with the Board’s strategy review, management presented to the Board an enterprise-wide risk appetite statement, strategic risk profile, and management’s risk response via risk management and monitoring metrics. The Board considers whether management has appropriately identified our risk appetite, has established effective enterprise risk management processes, and is managing the risk portfolio consistent with such processes considering the risk appetite. Throughout the year, management reviews any critical issues or opportunities with the Board or relevant committees. Also, as stated in “Proposal 1 – Election of Directors,” the Board has determined that it is important to have individuals on the Board with strategy development and risk management experience, and many of our directors have such experience.

Executive Sessions of Non-Employee Directors

Non-employee directors meet without management present at each regularly scheduled Board meeting. Additional meetings may be called by the Chairman in his discretion or at the request of the Board.

Director Independence

Our Corporate Governance Guidelines require that the Board make an annual determination regarding the independence of each of our directors. The Board made these determinations in March 2015, based on an annual evaluation performed by and recommendations made by the Nominating and Governance Committee.

The Board has affirmatively determined that each of Mr. Cleveland, Dr. Cooper, Mr. Hagg, Ms. Hinshaw, Mr. Izzo, Mr. MacInnis, Mr. Mandelblatt, Mr. Meister, Mr. Nance, Mr. Smith, Ms. Stoney, and Ms. Sugg is an independent director. In so doing, the Board determined that each of these individuals met the “bright line” independence standards of the NYSE. In addition, the Board considered the following transactions and relationships between each director and any member of his or her immediate family on one hand, and Williams and its affiliates on the other, to confirm that those transactions and relationships do not vitiate the affected director’s independence. We discuss these relationships below.

•

Ms. Hinshaw is a director of Aegion Corporation (“Aegion”), which provided ordinary course pipeline construction and maintenance services to Williams. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Ms. Hinshaw is a director of Aegion; she has no material interest in any transactions between Aegion and Williams; and she had no role in any such transactions.

•

Mr. Izzo is Chief Executive Officer of Public Service Energy Group (“PSEG”), for whom Williams has provided ordinary course transportation services since at least 2010. In determining that the relationship was not

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material, the Board considered these facts: payments made by PSEG to Williams in any of the last three fiscal years are less than 2% of PSEG’s revenue for the respective year; Mr. Izzo has no material interest in any transactions between PSEG and Williams; and he had no role in any such transactions.

•

Mr. Nance is a director of Newfield Exploration Company (“Newfield”), for whom Williams provided ordinary course midstream and transportation services. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Mr. Nance is a director of Newfield; he has no material interest in any transactions between Newfield and Williams; and he had no role in any such transactions.

•

Ms. Sugg is a director of Denbury Resources, Inc. (“Denbury”), from whom Williams purchased gas for fuel and shrink and for whom Williams provided midstream and transportation services in the ordinary course of business. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Ms. Sugg is a director of Denbury; she has no material interest in any transactions between Denbury and Williams; and she had no role in any such transactions.

No member of our Board serves as an executive officer of any non-profit organization that has received contributions from Williams exceeding the greater of $1 million or 2% of such organization’s consolidated gross revenues in any single fiscal year of the preceding three years. Further, in accordance with our director independence standards, the Board determined that there were no discretionary contributions to a non-profit organization with which a director, or a director’s spouse, has a relationship that affects the director’s independence.

Mr. Armstrong, the current Chief Executive Officer and President and a director, is not independent, because of his role as an executive officer of the Company.

Transactions with Related Persons

The Board has adopted policies and procedures with respect to related person transactions. Any proposed related person transaction involving a member of the Board must be reviewed and approved by the full Board. The Audit Committee reviews proposed transactions with any other related persons, promoters, and certain control persons that are required to be disclosed in our filings with the SEC. If it is impractical to convene an Audit Committee meeting before a related person transaction occurs, the Chair of the committee may review the transaction alone.

No director may participate in any review, consideration or approval of any related person transaction with respect to which such director or any of his or her immediate family members is the related person. The Audit Committee or its Chair, or the Board, as the case may be, in good faith, may approve only those related person transactions that are in, or not inconsistent with, Williams’ best interests and the best interests of our stockholders. In conducting a review of whether a transaction is in, or is not inconsistent with the best interest of Williams and its stockholders, the Audit Committee or its chair, or the Board, as the case may be, will consider the benefits of the transaction to the Company, the availability of other sources for comparable products or services, the terms of the transaction, the terms available to unrelated third parties and to employees generally, and the nature of the relationship between the Company and the related party, among other things. During 2014, there were no transactions that required review or approval by the Audit Committee or the full Board.

Outside Board Service

Our corporate governance guidelines limit the service of our board members on publicly held companies and investment company boards to no more than four (including our Board), provided that our CEO is limited to service on one non-affiliated public company board.

Majority Vote Standard

Our Board has adopted a majority vote standard for the election of directors in uncontested elections. Each of our directors has executed an irrevocable resignation that will become effective if he or she fails to receive a majority

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of the votes cast in an uncontested election and the Board accepts such resignation. If a director fails to receive the required votes for election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the resignation. The Nominating and Governance Committee will then submit its recommendation for consideration by the Board. The Board will act on the recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. The Board expects the director whose tendered resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s tendered resignation. If the Board accepts a director’s resignation, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.

Director Attendance at Annual Meeting of Stockholders

We have a policy that all Board members are expected to attend our annual meeting of stockholders. All of the then-current Board members attended the 2014 annual meeting of stockholders.

Communications with Directors

Any stockholder or other interested party may communicate with our directors, individually or as a group, by contacting our Corporate Secretary or the Chairman of the Board. The contact information is maintained through the Investors page of our website at www.williams.com.

The current contact information is as follows:

The Williams Companies, Inc.	The Williams Companies, Inc.
One Williams Center, MD 49	One Williams Center, MD 47
Tulsa, Oklahoma 74172	Tulsa, Oklahoma 74172
Attn: Chairman of the Board	Attn: Corporate Secretary

Communications will be forwarded to the relevant director(s) except for solicitations or other matters not related to the Company.

Code of Ethics

We have adopted a code of ethics specific to the CEO, Chief Financial Officer, and Chief Accounting Officer, which was filed with the SEC as Exhibit 14 to our annual report on Form 10-K for the year ended December 31, 2003. In addition, we have adopted a code of business conduct that is applicable to all employees and directors.

How to Obtain Copies of our Governance-Related Materials

The following documents are available through the Investors page of our website.

•	Corporate Governance Guidelines,

•	Code of Ethics for Senior Officers,

•	Williams Code of Business Conduct; and

•	Charters for the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee.

If you want to receive these documents in print, please send a written request to our Corporate Secretary at The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172.

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Board and Committee Structure and Meetings

Board Meetings

Board members actively participate in Board and committee meetings. Generally, materials are distributed one week in advance of each regular Board meeting so that members can be prepared for the discussion.

The full Board met 16 times in 2014. Further, the non-employee directors met seven times without the CEO present. Each director attended at least 75% of the aggregate of the Board and applicable committee meetings held in 2014.

Board Committees

The Board has four standing committees — Audit, Compensation, Finance, and Nominating and Governance. Each standing committee has a charter adopted by the Board. The standing committees report to the full Board at each regular Board meeting. The Board elects each committee’s members and chair annually. The Board also has a Special Safety Committee. Each committee has authority to retain, approve fees for, and terminate advisors as it deems necessary to assist in the fulfillment of its responsibilities. The chart below shows the current composition of the committees and the number of committee meetings in 2014.

Director	Audit	Compensation	Finance	Nominating & Governance	Special Safety

Alan S. Armstrong

Joseph R. Cleveland

Kathleen B. Cooper

John A. Hagg

Juanita H. Hinshaw

Ralph Izzo

Frank T. MacInnis

Eric W. Mandelblatt

Keith A. Meister

Steven W. Nance

Murray D. Smith

Janice D. Stoney

Laura A. Sugg
Number of meetings in 2014	11	8	6	5	7

Chair

Committee Member

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AUDIT COMMITTEE	Responsibilities
The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee:

•    appoints, evaluates, and approves the compensation of our independent registered public accounting firm;

•    assists the Board in fulfilling its responsibilities for generally overseeing Williams’ financial reporting processes and the audit of Williams’ financial statements, including the integrity of Williams’ financial statements, Williams’ compliance with legal and regulatory requirements, and risk assessment and risk management;

•    reviews the qualifications and independence of the independent registered public accounting firm;

•    reviews the performance of Williams’ internal audit function and the independent registered public accounting firm;

•    reviews Williams’ earnings releases;

•    reviews transactions between Williams and related persons that are required to be disclosed in our filings with the SEC;

•    oversees investigations into complaints concerning financial matters;

•    reviews with the General Counsel, as needed, any actual and alleged violations of the Company’s Code of Business Conduct;

•    annually reviews its charter and performance; and

•    prepares the Audit Committee report for inclusion in the annual proxy statement.

Independence Requirements

The Board has determined that all members of the Audit Committee meet the heightened independence requirements under the NYSE’s rules for persons serving on audit committees.

Financial Literacy, Experts

• In addition, the Board has determined that all members of the Audit Committee are “financially literate” as defined by the NYSE rules and qualify as audit committee financial experts as defined by the rules of the SEC.

• No Audit Committee member serves on more than three public company audit committees.

Responsibilities
The Finance Committee:
FINANCE COMMITTEE

• reviews and approves and/or recommends to the Board Williams’ capital spending in accordance with the Board’s delegation of authority;

• supports the Board’s oversight of Williams’ financial strategies, plans, and policies;

• reviews risks relating to capital, including capital allocation, investment evaluation, and project execution;

• reviews and approves any amendments to Williams’ financing agreements;

• at least annually, reviews and approves Williams’ decision to enter into swaps that are exempt from exchange execution and clearing under the “end-user exception” regulations established by the Commodity Futures Trading Commission and Williams’ policies governing the use of swaps subject to the end-user exception; and

• reviews annually its charter and performance.

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Responsibilities
The Compensation Committee:
COMPENSATION COMMITTEE

•    approves executive compensation philosophy, policies, and programs that align the interests of our executive officers with those of our stockholders;

•    oversees the material risks associated with compensation structure, policies, and programs;

•    assesses the results of the advisory votes on executive compensation;

•    recommends to the Board equity-based compensation plans;

•    recommends to the Board cash-based incentive compensation plans for the NEOs and other executives;

•    sets corporate goals and objectives for compensation for the NEOs and other executives;

•    evaluates the NEOs’ and certain other executives’ performance in light of those goals and objectives;

•    approves the NEOs’ and certain other executives’ compensation, including salary, incentive compensation, equity-based compensation, and any other remuneration;

•    approves, amends, modifies, or terminates, in its settlor (non-fiduciary) capacity, the terms of any benefit plan that do not require stockholder approval;

•    reviews and discusses with management and, based on the review and discussions, recommends to the Board the Compensation Discussion and Analysis required by the SEC for inclusion in the annual proxy statement and annual report on Form 10-K;

•    reviews annually and recommends to the Board the appropriate compensation of non-employee directors;

•    develops, reviews, recommends for Board approval, and then monitors the directors’ and executive officers’ compliance with, Williams’ stock ownership policy;

•    reviews and recommends the terms of Williams’ change in control program;

•    assesses any potential conflicts of interest raised by the compensation consultants retained by management or the Committee and assesses the independence of any Compensation Committee advisor; and

•    reviews annually its charter and performance.

Independence Requirements

The Board has determined that all members of the Compensation Committee meet the heightened independence requirements under the NYSE’s rules for persons serving on compensation committees.

Independent Executive Compensation Advisor

The Compensation Committee has selected and retained Frederic W. Cook & Co., an independent executive compensation consulting firm, to provide competitive market data and advice related to the CEO’s compensation level and incentive design; review and evaluate management-developed market data and recommendations on compensation levels, incentive mix, and incentive design for NEOs and certain other executives (excluding the CEO); develop the selection criteria and recommend comparator companies for executive compensation and performance comparisons; provide information on executive compensation trends and their implications to Williams; and provide competitive market data and advice on non-employee director compensation.

The Compensation Committee evaluates the independence of Frederic W. Cook & Co., including consideration of the factors specified in Rule 10C-1 under the Exchange Act and the NYSE’s rules to ensure that the advisors maintain objectivity and independence when rendering advice to the Committee. Frederic W. Cook & Co. does not provide any additional services to Williams. The compensation consultant reports to the Compensation Committee and is independent of management. The Compensation Committee has determined that the services Frederic W. Cook & Co. provides to the Committee are not subject to a conflict of interest.

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Responsibilities
The Nominating and Governance Committee:
NOMINATING & GOVERNANCE COMMITTEE

• develops and recommends to the Board director qualifications;

• identifies and recommends to the Board director candidates;

• reviews candidates recommended or nominated by stockholders;

• recommends to the Board the individual, or individuals, to be the Chairman of the Board and the CEO;

• reviews the CEO’s recommendations for individuals to be officers;

• reviews annually succession plans for the positions of CEO and certain other executives;

• monitors significant developments in the regulation and practice of corporate governance;

• reviews the size and composition of the Board and its committees and recommends to the Board any changes;

• determines if a Lead Director shall be designated, and if so determined, recommends a director to serve as Lead Director;

• conducts a preliminary review of director independence and the financial literacy and expertise of the Audit Committee members;

• recommends assignments to the Board committees;

• oversees and assists the Board in the review of the Board’s performance and reviews its own performance;

• annually reviews each standing committee’s charter, the Corporate Governance Guidelines, and the Williams Code of Business Conduct;

• oversees and reviews risks relating to Williams’ ethics and compliance programs and annually reviews Williams’ policies and procedures regarding compliance with the Code of Business Conduct and the results of the Code of Business Conduct and Ethics survey;

• reviews, on an annual basis, the implementation and effectiveness of the Company’s ethics and compliance program with the General Counsel, and, as applicable, considers any actual and alleged violations of the codes of conduct, including any matters involving criminal or potential criminal conduct communicated by the General Counsel to the committee;

• reviews stockholder proposals and recommends responses to the Board;

• reviews our directors’ current service and requests to serve on boards of other companies; and

• reviews annually the performance of individual directors.

Responsibilities
SAFETY COMMITTEE	In addition to its standing committees, in 2014 the Board formed a Special Safety Committee to review and evaluate safety matters and make recommendations to the Board with respect to safety matters.

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Consideration of Nominees

The process for selecting a director nominee starts with a preliminary assessment of each candidate based upon his/her resume and other biographical and background information, and his/her willingness to serve. The Committee considers prior Williams Board performance and contributions for any director nominee who is a current or former Board member. A candidate’s qualifications are then evaluated against the criteria set forth in “Proposal 1 — Election of Directors,” as well as the specific needs of Williams at the time. Qualified candidates are interviewed by the Chairman of the Board and at least one member of the Nominating and Governance Committee. Candidates may then meet with other members of the Board and senior management. At the conclusion of this process, the Nominating and Governance Committee may recommend and the Board act to appoint the candidate to the Board and recommend him or her for election by our stockholders at the next annual meeting.

The Nominating and Governance Committee uses the same process to evaluate all candidates regardless of the source of the nomination. The Committee has currently engaged a third party consultant to identify and evaluate potential director nominees.

Stockholder Nominations

The Nominating and Governance Committee will consider written recommendations from stockholders for director nominations. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualifications, a document indicating the candidate’s willingness to serve, and evidence that you own Williams’ stock to: The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172, Attn: Corporate Secretary. A stockholder wishing to nominate a director candidate for election at the annual meeting of stockholders must also comply with the notice and other requirements described above under the question “May I propose actions for consideration at the 2016 meeting of stockholders?”.

Arrangements for Selection

Corvex Management LP (“Corvex”), Mr. Keith Meister, Soroban Master Fund LP (“Soroban”), Soroban Capital Partners LP, Soroban Capital GP LLC, and Mr. Eric W. Mandelblatt (collectively, the “Investor Group”) collectively report beneficial ownership of over five percent of our shares and sought Board representation. In February 2014, we entered into an agreement with the Investor Group pursuant to which Messrs. Mandelblatt and Meister were appointed to our Board. Under the terms of the agreement, the Board also nominated Messrs. Mandelblatt and Meister to stand for election at our 2015 annual meeting. Corvex and Soroban agreed to vote their shares in support of all of the Board’s director nominees at that meeting. The agreement provides terms under which Messrs. Mandelblatt and Meister will offer to resign from our Board, including if Corvex and Soroban do not meet minimum share ownership requirements. Please read Security Ownership of Certain Beneficial Owners and Management for information about the shares reported as beneficially held by the Investor Group and our current report on Form 8-K filed with the SEC on February 25, 2014, for more information about our agreement with the Investor Group, including a copy of the agreement.

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PROPOSAL 1        ELECTION OF DIRECTORS

The Board of Directors unanimously recommends a vote “FOR” the election of the directors named in Proposal 1.

Our restated certificate of incorporation provides that the Board must consist of between five and 17 members, with the actual number of directors at any time to be determined by the Board. Our Board is declassified; each director nominee is considered for a one-year term. All of our directors are up for election in 2015. Unless otherwise instructed, the individuals designated by the Board as proxies intend to vote to elect Messrs. Armstrong, Cleveland, Hagg, Izzo, MacInnis, Mandelblatt, Meister, Nance, and Smith, Dr. Cooper, and Mesdames Hinshaw, Stoney, and Sugg. Should any of these nominees become unable for any reason to stand for election as a director, the designated proxies will vote to elect another nominee recommended by the Nominating and Governance Committee. Alternatively, the Board may choose to reduce its size.

Director and Nominee Experience and Qualifications

At each of its regularly scheduled meetings, in satisfaction of our Corporate Governance Guidelines, the Nominating and Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as geography, race, gender, ethnicity, and age. This assessment enables the Board to update (if necessary) the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time. For Board membership, the Nominating and Governance Committee considers the appropriate balance of experience, skills, and characteristics that best suits the needs of the Company and our stockholders. The Committee develops long-term Board succession plans to ensure that the appropriate balance is maintained.

The minimum qualifications and attributes that the Nominating and Governance Committee believes a director nominee must possess include:

•	an understanding of business and financial affairs and the complexities of a business organization,

•	genuine interest in Williams and in representing all of its stockholders,

•	a willingness and ability to spend the time required to function effectively as a director,

•	an open-minded approach and the resolve to make independent decisions on matters presented for consideration, and

•	a reputation for honesty and integrity beyond question.

In evaluating the director nominees and in reviewing the qualifications and experience of the directors continuing in office, the Nominating and Governance Committee considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board. For Messrs. Mandelblatt and Meister, please read Arrangements for Selection above. Among other things, the

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Board has determined that it is important to have individuals on the Board with the following skills and experiences:

• Oil, Natural Gas, and Petrochemicals Industry	• Legal
• Engineering and Construction	• Public Policy and Government
• Financial and Accounting	• Strategy Development and Risk Management
• Corporate Governance	• Operating
• Securities and Capital Markets	• Human Resource Management
• Executive Leadership	• Information Technology

•	Marketplace Knowledge (knowledge of the marketplace and political and regulatory environments relevant to the energy sector in the locations where we operate currently or plan to in the future)

We have included on the following pages certain information about the nominees for election as directors.

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ALAN S. ARMSTRONG Director since 2011

Mr. Armstrong, 52, became one of our directors and our Chief Executive Officer and President in 2011. From 2002 until January 2011, he was Senior Vice President-Midstream and acted as President of our midstream business. From 1999 to 2002, Mr. Armstrong was Vice President, Gathering and Processing for Midstream. From 1998 to 1999 he was Vice President, Commercial Development for our midstream business. Since the Merger*, Mr. Armstrong has served as Chairman of the Board and Chief Executive Officer of the general partner of Williams Partners L.P. Prior to the Merger, Mr. Armstrong served the general partner of Williams Partners as a director (since 2012) and its Chief Executive Officer (since December 31, 2014). Mr. Armstrong previously served the general partner of Pre-merger Williams Partners as Chairman of the Board and Chief Executive Officer (2011 until the Merger), director (2005 until the Merger), Senior Vice President – Midstream (2010-2011), and Chief Operating Officer (2005-2010). Mr. Armstrong has served as a director of BOK Financial Corporation since 2013. Mr. Armstrong also serves on the National Petroleum Council and as a director for the American Petroleum Institute. Mr. Armstrong serves as 2015 Chair of the Tulsa Regional Chamber’s Board of Directors. He is the past Chairman and a current board member of the University of Oklahoma College of Engineering Board of Visitors.

As our current Chief Executive Officer and as acquired during his roles of increasing responsibilities in our midstream business, Mr. Armstrong’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, securities and capital markets, executive leadership, strategy development and risk management, and operating experiences and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Engineering and

construction

Financial and

accounting

Corporate governance

Securities and capital

markets

Executive leadership

Strategy development

and risk management

Operating

Marketplace

knowledge

*Williams Partners L.P. merged with Access Midstream Partners, L.P. (each subsidiaries of the Company) in February 2015 (the “Merger”). Access Midstream Partners, L.P. was the surviving entity in the Merger and changed its name to Williams Partners L.P. Unless the context indicates otherwise, references in this document to (a) “Pre-merger Williams Partners” will mean Williams Partners L.P. prior to its Merger into Access Midstream Partners, L.P. and (b) “Williams Partners” will refer to both Access Midstream Partners, L.P. prior to and after the Merger, when it changed its name to Williams Partners L.P.

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JOSEPH R. CLEVELAND Director since 2008 Committees Compensation; Nominating and Governance

Mr. Cleveland, 70, was the Chief Information Officer of Lockheed Martin Corporation (an advanced technology company) from 2001 to 2008. Mr. Cleveland was responsible for Lockheed Martin’s information technology vision, consolidating its resources, implementing e-commerce initiatives, leveraging economies of scale, and supporting its businesses. He was also President of Lockheed Martin Enterprise Information Systems from 1995 to 2008. From 2001 to 2008, Mr. Cleveland served as a director of Exostar (a joint venture formed to support the supply chain and security requirements of the aerospace and defense industry). Prior to the merger of Lockheed and Martin Marietta in 1995, Mr. Cleveland was Vice President and General Manager of Martin Marietta Internal Information Systems. From 1982 to 1986, Mr. Cleveland held an international assignment as Managing Director of GE Medical Systems Operations in Radlett, England. Mr. Cleveland began his career in 1970 as a member of General Electric Medical Systems’ engineering department. Mr. Cleveland is a member of the board of Aerospace Industries Association, the Florida High Tech Corridor Committee, the Metro Orlando Economic Development Commission, and the Dr. Phillips Center for the Performing Arts among other civic and charitable organizations.

As the former Chief Information Officer of Lockheed Martin Corporation, a former Vice President of Martin Marietta, and due to his multiple executive operating positions with G.E., Mr. Cleveland’s qualifications include financial and accounting, executive leadership, strategy development and risk management, operating, and information technology experiences and marketplace knowledge.

AREAS OF EXPERTISE Financial and accounting Executive leadership Strategy development and risk management Operating Information technology Marketplace knowledge

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KATHLEEN B. COOPER Director since 2006 Committees Audit (Chair); Finance

Dr. Cooper, 70, is Senior Fellow of the Tower Center for Political Studies at Southern Methodist University (since 2007) and President of Cooper Strategies International, LLC (since 2012). From 2005 to 2007, she was the Dean of the College of Business Administration at the University of North Texas. From 2001 to 2005, she was the Under Secretary for Economic Affairs at the U.S. Department of Commerce. Dr. Cooper worked at Exxon Mobil Corporation (an international oil and gas company) from 1990 to 2001, serving as Chief Economist the entire time and adding the position of Manager, Economics & Energy Division, Corporate Planning in 1999. Dr. Cooper also served as Executive Vice President and Chief Economist for Security Pacific Bank from 1981 to 1990 and Chief Economist of United Banks of Colorado from 1971 to 1981. Dr. Cooper is currently a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company of the Americas, subsidiaries of Deutsche Bank AG (a financial service provider) and the immediate former chair of the National Bureau of Economic Research. She was a founding director of Texas Security Bank from 2008 to 2010. Dr. Cooper is a member of the National Association of Corporate Director’s Advisory Council on Risk Oversight and has participated in numerous professional and community service organizations, including Harvard University’s Higher Education Leadership Forum, the Oxford Energy Forum, and the International Women’s Forum.

As Senior Fellow of the Tower Center for Political Studies at Southern Methodist University, former Under Secretary for Economic Affairs at the U.S. Department of Commerce, and former executive of a Fortune 500 energy company, Dr. Cooper’s qualifications include industry, financial and accounting, executive leadership, and public policy and government experiences and marketplace knowledge.

AREAS OF EXPERTISE Industry Financial and accounting Executive leadership Public policy and government Marketplace knowledge

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JOHN A. HAGG Director since 2012 Committees Finance; Safety

Since 2006, Mr. Hagg, 67, has been a director of Strad Energy Services Ltd. (a drilling services company operating in the United States and Canada), serving as chair of its corporate governance committee and, until 2012, as the Chairman of its Board. Mr. Hagg has served as Chairman of Clark Builders (a Canadian subsidiary of Turner Construction Company) since 2007, and a director for The Fraser Institute (a Canadian economic research and educational organization) since 1999. Mr. Hagg also served as a director of TMX Group, Inc. (an integrated, multi-asset class exchange group and the parent company of The Toronto Stock Exchange, The Montreal Exchange, TSX Venture Exchange, and NGX Gas Marketing Inc.) from 2001 to 2012. Mr. Hagg served Northstar Energy Corporation (an oil and gas production company) as its Chief Executive Officer from 1985 to 1999 and its Chairman from 1985 to 2001. In 1977, Mr. Hagg co-founded Canadian Northstar Corporation (the former controlling shareholder of Northstar Energy Corporation, a subsidiary of Devon Energy Corporation since 1998). During his 35 years of experience as a senior executive in the petroleum industry, Mr. Hagg also formerly served as a director of several other companies in the exploration and production, drilling service, and financial sectors in Canada and the United States, including S&T Drilling Ltd. (a Canadian oil well drilling contractor), Canadian Venture Exchange Inc. (a Canadian stock exchange now known as the TSX Venture Exchange), Devon Energy Corporation (an independent oil and natural gas exploration and production company), Berry Petroleum Company (an independent oil and natural gas exploration and production company), Petroshale Inc. (an independent oil and natural gas exploration and production company), and Tristone Capital, Inc. (a provider of corporate financial advisory and investment banking services to the energy industry now known as Macquarie Tristone).

With 37 years of experience as a senior executive in the exploration, production, service, and financial sectors of the petroleum industry in Canada and the United States, Mr. Hagg’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, securities and capital markets, executive leadership, public policy and government, strategy development and risk management, operating, and human resource management experiences and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Engineering and

construction

Financial and

accounting

Corporate governance

Securities and capital markets

Executive leadership

Public policy and government

Strategy development and risk management

Operating

Human resource Management

Marketplace knowledge

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JUANITA H. HINSHAW Director since 2004 Committees Audit; Finance (Chair)

Ms. Hinshaw, 70, is President and Chief Executive Officer of H&H Advisors (a financial consulting firm she founded in 2005). From 2000 to 2005 she was Senior Vice President and Chief Financial Officer of Graybar Electric Company (a distributor of electrical and communications products and provider of related supply chain management and logistics services), where she was responsible for the treasury, tax, auditing, and accounting areas. Ms. Hinshaw was a director of Graybar from 2000 to 2005. Prior to joining Graybar, she was with Monsanto Company (an agricultural company that then owned oil and petrochemical businesses) for fifteen years, retiring as Monsanto’s Vice President and Treasurer in 1999. Ms. Hinshaw was a director of IPSCO (a supplier of steel products, tubular products, and coil processing services and products) from 2001 until the company was sold in 2007. Ms. Hinshaw is a director of Aegion Corporation, the parent holding company of Insituform Technologies Inc. (a provider of technologies and services for the rehabilitation of pipeline systems), which Ms. Hinshaw has served as a director since 2000. Ms. Hinshaw is also a director of Synergetics USA, Inc. (which designs, manufactures, and markets instruments used for eye and neurosurgery).

As the President and Chief Executive Officer of a consulting firm, the former Senior Vice President and Chief Financial Officer of Graybar Electric Company, and the former Vice President and Treasurer of Monsanto Company, Ms. Hinshaw’s qualifications include industry, financial and accounting, executive leadership, securities and capital markets, operating, and information technology experiences.

AREAS OF EXPERTISE Industry Financial and accounting Executive leadership Securities and capital markets Operating Information technology

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RALPH IZZO Director since 2013 Committees Audit; Finance

Mr. Izzo, 57, has served as Chairman of the Board, President, and Chief Executive Officer of Public Services Enterprise Group Incorporated (“PSEG”) (an integrated generation and energy delivery company) since 2007. He was named PSEG’s President, Chief Operating Officer, and a member of its board in 2006. Previously, he was President and Chief Operating Officer of Public Service Electric and Gas Company (“PSE&G”). Mr. Izzo joined PSE&G in 1992, holding roles of increasing responsibilities related to utility operations, appliance services, corporate planning, and electric ventures. Mr. Izzo also serves as a director of PSE&G, PSEG Power LLC, PSEG Energy Holdings L.L.C., and PSEG Services Corporation, which are subsidiaries of PSEG. Mr. Izzo began his career as a research scientist at the Princeton Plasma Physic Laboratory, performing numerical simulation of fusion energy experiments. Mr. Izzo is chair of the board of directors for the New Jersey Chamber of Commerce and serves on the boards of the New Jersey Utilities Association, the Edison Electric Institute, the Nuclear Energy Institute, and The Center for Energy Workforce Development. He is also a member of the Columbia University School of Engineering Advisory Council, The Princeton Andlinger Energy & Environment Center, as well as a member of the Visiting Committee for the Department of Nuclear Engineering at MIT.

As the Chairman of the Board, President, and Chief Executive Officer of PSEG, Mr. Izzo’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, securities and capital markets, executive leadership, public policy and government, strategy development and risk management, operating, and human resource management experiences and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Engineering and

construction

Financial and

accounting

Corporate governance

Securities and capital

markets

Executive leadership

Public policy and

government

Strategy development

and risk management

Operating

Human resource

management

Marketplace knowledge

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FRANK T. MACINNIS Director since 1998 Chairman of the Board Committees Compensation; Nominating and Governance (Chair)

Mr. MacInnis, 68, was named Chairman of our Board in 2011. He is a member of the board of directors of EMCOR Group, Inc. (an electrical and mechanical construction company and energy infrastructure service provider), where he previously served as Chairman of the Board from 1994 to 2013 and as Chief Executive Officer from 1994 to 2010, managing the reorganization and emergence from bankruptcy of its predecessor. Mr. MacInnis also is Chairman of the Board of ComNet Communications, LLC (a provider of turnkey voice, data, and video infrastructure support). He is a director and non-executive Chairman of the Board of ITT Corporation (a high-technology engineering and manufacturing company). Mr. MacInnis has served as a director of Gilbane, Inc. (a real estate development and construction firm) since 2012. From 1981 to 1984, Mr. MacInnis served as Chairman and Chief Executive Officer of H.C. Price Construction (a builder of large diameter oil and gas pipelines). He has managed construction and operations all over the world, including in Tehran, Baghdad, Bangkok, the United Arab Emirates, London, the United States, and Canada. Mr. MacInnis has a law degree, having graduated from the University of Alberta Law School in 1971.

As the Chairman of our Board and ITT Corporation, the former Chairman of the Board and Chief Executive Officer of EMCOR Group, Inc., and the current Chairman of the Board and Chief Executive Officer of ComNet Communications, LLC, Mr. MacInnis’ qualifications include industry, engineering and construction, financial and accounting, corporate governance, executive leadership, legal, strategy development and risk management, operating, and human resource management experiences and marketplace knowledge.

AREAS OF EXPERTISE

Industry

Engineering and

construction

Financial and

accounting

Corporate governance

Executive leadership

Legal

Strategy development

and risk management

Operating

Human resource

management

Marketplace knowledge

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ERIC W. MANDELBLATT Director since 2014 Committees Finance; Nominating and Governance

Since 2010, Mr. Mandelblatt, 39, has been the Managing Partner and Chief Investment Officer of Soroban Capital Partners LLC (a New York-based investment firm). Mr. Mandelblatt was previously one of the Partners and Portfolio Managers of TPG-Axon Capital (a global investment firm) and, prior to that, he held a number of positions within the Equities Division at Goldman Sachs & Co. Mr. Mandelblatt currently serves as a board member of the Harlem Children’s Zone, the University of Florida Investment Corporation and the Ronald McDonald House New York City.

As the Managing Partner and Chief Investment Officer of an investment firm and as acquired throughout his prior roles within the investment management industry, Mr. Mandelblatt’s qualifications include financial and accounting, securities and capital markets, executive leadership, and strategy development and risk management experiences and marketplace knowledge.

AREAS OF EXPERTISE Financial and accounting Securities and capital markets Executive leadership Strategy development and risk management Marketplace knowledge

KEITH A. MEISTER Director since 2014 Committees Audit; Compensation

Mr. Meister, 42, has been the Managing Partner of Corvex Management LP (a New York based investment firm) since 2011. From 2003 to August 2010, Mr. Meister served as Chief Executive Officer and then Principal Executive Officer and Vice Chairman of the Board of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. (a diversified holding company). From 2002 to 2010, Mr. Meister served as Senior Investment Analyst of High River Limited Partnership (an entity primarily engaged in the business of holding and investing in securities). Mr. Meister previously served on the board of directors of several public companies, including The ADT Corporation (a provider of electronic security, interactive home and business automation and alarm monitoring services), Ralcorp Holdings, Inc. (a food manufacturer), XO Holdings (a provider of telecommunications and Internet services), Motorola Mobility and Motorola, Inc. (a manufacturer of telecommunications equipment), Federal Mogul (a manufacturer and supplier of powertrain components and vehicle safety products), American Railcar Industries (a designer and manufacturer of hopper and tank railcars), and American Casino & Entertainment Properties LLC (an owner and operator of gaming and entertainment properties).

As the Managing Partner of an investment firm and as acquired throughout his prior roles within the investment management industry and his extensive board service, Mr. Meister’s qualifications include financial and accounting, securities and capital markets, executive leadership, and strategy development and risk management experiences and marketplace knowledge.

AREAS OF EXPERTISE Financial and accounting Securities and capital markets Executive leadership Strategy development and risk management Marketplace knowledge

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STEVEN W. NANCE Director since 2012 Committees Compensation; Safety (Chair)

Mr. Nance, 58, is president and manager of Steele Creek Energy, LLC (a private company with investments primarily in oil and natural gas). He has also served as a director of Cloud Peak Energy, Inc. since 2010 (a coal producing company specializing in the production of low sulfur, subbituminous coal), chairing its health, safety, environment and communities committee and serving as a member of its audit committee and compensation committee. In addition, Mr. Nance has served as a director for Newfield Exploration Company since 2013 where he serves on the compensation and management development committee and the operations and reserves committee. Mr. Nance has more than 35 years of experience in the oil and gas industry, 12 of which he spent performing roles of increasing responsibility for Burlington Resources Inc. and its affiliates (an independent natural gas exploration and production company), departing as its Vice President, Gulf Coast Division, in 1997. From 1997 to 1999, Mr. Nance served XPLOR Energy and its predecessor company (a Gulf Coast-based exploration and production company), acting as its Chairman, President and Chief Executive Officer in 1999 when XPLOR Energy was acquired by Harken Energy Corporation. From 2000 to 2007, Mr. Nance served as President of Peoples Energy Production Company (an oil and gas production company) until it was acquired by a subsidiary of El Paso Corporation. Mr. Nance serves on the board for The Center for the Performing Arts at the Woodlands.

With his experience in the oil and gas industry, including leadership of XPLOR Energy, Peoples Energy Production Company, and Steele Creek Energy, Mr. Nance’s qualifications include industry, financial and accounting, executive leadership, strategy development and risk management, operating, and human resource management experiences.

AREAS OF EXPERTISE Industry Financial and accounting Executive leadership Strategy development and risk management Operating Human resource management

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MURRAY D. SMITH Director since 2012 Committees Finance; Safety

Mr. Smith, 65, is president of Murray D. Smith and Associates (a consulting firm which provides strategic advice to the North American energy sector). From 1993 to 2004 Mr. Smith was an elected member of the Legislative Assembly of Alberta, Canada, serving in four different Cabinet portfolios. He served as Minister of Energy for Alberta, Canada from 2001 to 2004, where he achieved international recognition of Alberta’s oil sands reserves, oversaw the transformation of its electricity sector to a competitive wholesale generation market, and initiated the largest industrial tax reduction in the Province’s history. Mr. Smith was appointed Representative of the Province of Alberta to the United States of America in Washington, DC, from 2005 to 2007. Prior to serving in elected office, Mr. Smith was an independent businessman, owning a number of Alberta-based energy services companies. He is also a director of Surge Energy Inc. (a public oil- focused oil and gas company with operations throughout Alberta and Saskatchewan), NSolv Corporation (the owner of proprietary technology for water-free oil sands in-situ extraction), and Critical Control Solutions (a public Canadian provider of energy measurement services).

As a former member of the Legislative Assembly of Alberta, Canada and diplomat and now an energy consultant, Mr. Smith’s qualifications include industry, engineering and construction, corporate governance, securities and capital markets, executive leadership, and public policy and government experiences and marketplace knowledge.

AREAS OF EXPERTISE Industry Engineering and construction Corporate governance Securities and capital markets Executive leadership Public policy and government Marketplace knowledge

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JANICE D. STONEY Director since 1999 Committees Compensation (Chair); Nominating and Governance

Ms. Stoney, 74, served as Executive Vice President of US West Communications Group, Inc. from 1991 until retiring in 1993 after a 33-year career. Previously she served as the President, Consumer Division, of US West (the Denver-based parent company of Northwestern Bell Telephone Company, Mountain States Telephone & Telegraph Company, and Pacific Northwest Bell Telephone Company) from 1989 to 1991. Beginning in 1980, Ms. Stoney held officer positions at Northwestern Bell, including Chief Operating Officer and President and Chief Executive Officer. Ms. Stoney was the 1994 Nebraska Republican nominee for the U.S. Senate. Through 22 years as a director in manufacturing, consumer products, retailing, and investment funds industries, Ms. Stoney has board experience with director searches, CEO and management succession, management development, executive compensation, and strategic planning. She has chaired compensation and audit committees for other entities. Ms. Stoney was a director of Whirlpool Corporation (a manufacturer of home appliances) from 1987 to 2011 and has served on the Federal Reserve Bank, Tenth District, Omaha Branch and the Omaha Community Foundation.

As a former Executive Vice President of US West Communications Group, Inc., Chief Executive Officer of Northwestern Bell, and through her engagement in the political process, Ms. Stoney’s qualifications include corporate governance, executive leadership, public policy and government, strategy development and risk management, operating, and human resource management experiences.

AREAS OF EXPERTISE Corporate governance Executive leadership Public policy and government Strategy development and risk management Operating Human resource management

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LAURA A. SUGG Director since 2010 Committees Compensation; Safety

Ms. Sugg, 54, retired from ConocoPhillips in 2010 (then an international, integrated oil company), having served as President, Australasia Division, a position responsible for the profit & loss and growth responsibility of ConocoPhillip’s operations in Australia and East Timor. Ms. Sugg began her career in 1983 at Sohio Petroleum and joined Phillips Petroleum, now ConocoPhillips, in 1986 and performed various business development, human resources and operations roles. From 2003 to 2005, Ms. Sugg was ConocoPhillip’s General Manager E&P Human Resources, with responsibility for global compensation and benefits, leadership succession planning, and all human resource functions for 10,000 worldwide employees in 16 countries. From 2002 to 2003, Ms. Sugg was a ConocoPhillip’s midstream executive responsible for profit & loss, health, safety and environment, and operations for its gas gathering, processing, and fractionation business in the U.S., Canada, and Trinidad. From 2000 to 2002, Ms. Sugg was Vice President Worldwide Gas for Phillips with responsibility for its global liquefied natural gas and coal bed methane business development and the profit and loss for its North American gas marketing operations. In 2012, Ms. Sugg joined the board of Denbury Resources, Inc. (an independent oil and gas company) where she serves as the chair of the compensation committee. In February 2015, Ms. Sugg joined the board of Murphy Oil Corporation (an independent oil and gas company). Ms. Sugg served as a director and audit committee member of the general partner of Pre-merger Williams Partners from December 2011 to May 2012 and from January 2014 until the Merger in February 2015. Ms. Sugg was a director of Mariner Energy, Inc. (an independent oil and gas exploration and production company) from 2009 until its merger with Apache Corporation in 2010.

As the former President - Australasia Division, General Manager E&P Human Resources, and a midstream executive, each with ConocoPhillips, Ms. Sugg’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, executive leadership, strategy development and risk management, operating, and human resource management experiences.

AREAS OF EXPERTISE Industry Engineering and construction Financial and accounting Corporate governance Executive leadership Strategy development and risk management Operating Human resource management

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information concerning beneficial ownership by holders of five percent or more of our common stock. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the shares listed.

Name	Number of Share of Common Stock	Percent of Class (3)
Corvex Management LP / Soroban Master Fund LP (1)	62,682,960	8.38%
The Vanguard Group (2)	38,879,631	5.2%

(1)

According to a Schedule 13D filed with the SEC on December 16, 2013, as amended on January 13, 2014, February 4, 2014, February 5, 2014, February 14, 2014, February 25, 2014, and November 19, 2014 (as amended, the “13D”), the shares of common stock listed in the table represent the aggregate number of shares that may be beneficially owned by the following (collectively, the “Reporting Persons”): (a) Corvex Management LP, a Delaware limited partnership (“Corvex”), (b) Keith Meister, (collectively with Corvex, the “Corvex Persons”), (c) Soroban Master Fund LP, a Cayman Islands exempted limited partnership (“SMF Fund”) (d) Soroban Capital GP LLC, a Delaware limited liability company (“SCGP LLC”), (e) Soroban Capital Partners LP, a Delaware limited partnership (“SCP LP”), and (f) Eric W. Mandelblatt (collectively with SMF Fund, SCGP LLC and SCP LP, the “Soroban Persons”). The foregoing entities and persons jointly filed the 13D, indicating that they may constitute a “group” within the meaning of Section 13 of the Exchange Act. The 13D further reports an agreement between Corvex and SCP LP relating to taking certain actions with respect to us. The 13D indicates that Corvex may be the beneficial owner of and have sole voting and dispositive power over 41,682,960 shares of our common stock held for the account of certain private investment funds for which Corvex acts as investment advisor. The 13D also notes that Mr. Meister, by virtue of his position as control person of the general partner of Corvex, may be considered to beneficially own such shares. The 13D indicates that the Soroban Persons may be the beneficial owner of and have shared voting and dispositive power over 21,000,000 shares of our common stock held for the account of SMF Fund, a private investment fund for which SCP LP acts as investment manager. SCGP LLC is the general partner of SMF Fund and is controlled by Mr. Mandelblatt through his role as Managing Partner of SCGP LLC. SCP LP is controlled by Mr. Mandelblatt through his role as Managing Partner of SCP LP. The principal business address of the Corvex Persons is 712 Fifth Avenue, 23rd Floor, New York, New York 10019. The principal business address of SMF Fund is Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, Grand Cayman KY1-1103, Cayman Islands and the principal business address of SCP LP, SCGP LLC and Mr. Mandelblatt is 444 Madison Avenue, 21st Floor, New York, New York, 10022.

(2)

According to a Schedule 13G filed with the SEC on February 12, 2014, as amended on February 10, 2015 (as amended, the “Vanguard 13G”), The Vanguard Group, an investment advisor, may beneficially own the shares of common stock listed in the table above. The Vanguard 13G indicates that The Vanguard Group may have sole voting power over 1,235,890 shares of our common stock, sole dispositive power over 37,759,426 shares of our common stock, and shared dispositive power over 1,120,205 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)	Ownership percentage is reported based on 748,004,651 shares of common stock outstanding on February 27, 2015.

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The following table sets forth, as of February 27, 2015, the number of shares of our common stock beneficially owned by each of our directors and nominees for directors, by the NEOs, and by all directors and executive officers as a group.

Name of Individual or Group	Shares of Williams Common Stock Owned Directly or Indirectly	Williams Shares Underlying Stock Options (1)	Williams Shares Underlying RSUs(2)	Total	Percent of Class (3)
Alan S. Armstrong	312,940	652,851	0	965,791	*
Donald R. Chappel	292,659	607,131	0	899,790	*
Joseph R. Cleveland (4)	30,543	0	7,053	37,596	*
Kathleen B. Cooper	30,308	5,527	3,000	38,835	*
John R. Dearborn	0	11,829	0	11,829	*
John A. Hagg	12,867	0	8,662	21,529	*
Juanita H. Hinshaw	48,518	13,379	3,000	64,897	*
Ralph Izzo	0	0	8,067	8,067	*
Frank T. MacInnis	118,380	13,379	15,113	146,872	*
Eric W. Mandelblatt (5)	21,000,000	0	0	21,000,000	2.81%
Rory L. Miller	98,361	134,919	0	233,280	*
Keith A. Meister (5)	41,682,960	0	0	41,682,960	5.57%
Steven W. Nance	4,700	0	8,662	13,362	*
James E. Scheel	40,657	99,010	0	139,667	*
Murray D. Smith (6)	19,017	0	8,662	27,679	*
Janice D. Stoney (7)	66,073	0	30,384	96,457	*
Laura A. Sugg	13,410	0	7,053	20,463	*
All directors & executive officers as a group (26 persons)	64,050,289	2,178,182	104,292	66,332,763	8.87%

*	Less than 1%
(1)

The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days. Amounts reflect shares that may be acquired upon the exercise of stock options granted under Williams’ current or previous equity plans that are currently exercisable, will become exercisable, or would become exercisable upon the voluntary retirement of such person, within 60 days of February 27, 2015.

(2)

The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days. Amounts reflect shares that would be acquired upon the vesting of restricted stock units (“RSUs”) granted under Williams current or previous equity plans that will vest or that would vest upon the voluntary retirement of such person, within 60 days of February 27, 2015. RSUs have no voting or investment power.

(3)

Ownership percentage is reported based on 748,004,651 shares of common stock outstanding on February 27, 2015, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of February 27, 2015, or within 60 days from that date, through the exercise of all options and other rights.

(4)	Includes 3,047 shares held in the Joe R. Cleveland Family Trust dated November 21, 2008, Joe R. and Evelyn Cleveland, Trustees.
(5)

Please see the table above setting forth information concerning beneficial ownership by holders of five percent or more of our common stock for information about Messrs. Mandelblatt’s and Meister’s beneficial holdings of our shares.

(6)	Includes 10,150 shares held by Murray D. Smith and Associates Limited.
(7)	Includes 65,073 shares held in the Larry and Janice Stoney Family Trust dated March 25, 2008, Larry D. & Janice D. Stoney, Trustees.

The Williams Companies, Inc. – 2015 Proxy Statement        29

The following table sets forth, as of February 27, 2015, the number of common units of Williams Partners L.P. beneficially owned by each of our directors and nominees for directors, by the NEOs, and by all directors and executive officers as a group. None of the persons in the table below own any Class B Convertible Units of Williams Partners L.P.

Name of Individual or Group	Williams Partners Common Units Owned Directly or Indirectly	Percent of Class (1)
Alan S. Armstrong (2)	17,334	*
Donald R. Chappel	19,574	*
Joseph R. Cleveland (3)	1,733	*
Kathleen B. Cooper	0	*
John R. Dearborn	0	*
John A. Hagg	0	*
Juanita H. Hinshaw	2,159	*
Ralph Izzo	0	*
Frank T. MacInnis	7,620	*
Eric W. Mandelblatt	0	*
Keith A. Meister	0	*
Rory L. Miller	1,752	*
Steven W. Nance	0	*
James E. Scheel	0	*
Murray D. Smith	0	*
Janice D. Stoney (4)	7,620	*
Laura A. Sugg	0	*
All directors and executive officers as a group (26 persons)	104,063	*

*	Less than 1%.
(1)

Ownership percentage is reported based on 247,030,595 common units, which is the number of common units outstanding on February 27, 2015 (586,694,683) less the number of common units owned by a subsidiary of the Company on such date (339,664,088).

(2)

8,667 units are held in the Alan Stuart Armstrong Trust dated June 16, 2010, with Alan Armstrong as trustee, and 8,667 units are held in the Shelly Stone Armstrong Trust dated June 16, 2010, with Shelly Armstrong as trustee.

(3)	Units are held in the Joe R. Cleveland Family Trust dated November 21, 2008, Joe R. and Evelyn Cleveland, Trustees.
(4)	Units are held in the Larry and Janice Stoney Family Trust dated March 25, 2008, Larry D. & Janice D. Stoney, Trustees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of Williams common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require Williams to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of such reports furnished to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2014.

The Williams Companies, Inc. – 2015 Proxy Statement        30

Named Executive Officer Profiles

The following profiles provide biographical information and summarize total targeted compensation for 2014 for our NEOs. These profiles are provided in addition to the detailed compensation tables required by the SEC.

ALAN S. ARMSTRONG Chief Executive Officer and President Position held since 2011 Stock ownership (1) >6x base salary Performance-based compensation (2) 69% of total compensation

Mr. Armstrong, 52, became one of our directors and our Chief Executive Officer and President in 2011. From 2002 until January 2011, he was Senior Vice President-Midstream and acted as President of our midstream business. From 1999 to 2002, Mr. Armstrong was Vice President, Gathering and Processing for Midstream. From 1998 to 1999 he was Vice President, Commercial Development for our midstream business. Since the Merger, Mr. Armstrong has served as Chairman of the Board and Chief Executive Officer of the general partner of Williams Partners. Prior to the Merger, Mr. Armstrong served the general partner of Williams Partners as a director (since 2012) and its Chief Executive Officer (since December 31, 2014). Mr. Armstrong previously served the general partner of Pre-merger Williams Partners as Chairman of the Board and Chief Executive Officer (2011 until the Merger), director (2005 until the Merger), Senior Vice President – Midstream (2010-2011), and Chief Operating Officer (2005-2010). Mr. Armstrong has served as a director of BOK Financial Corporation since 2013. Mr. Armstrong also serves on the National Petroleum Council and as a director for the American Petroleum Institute. Mr. Armstrong serves as 2015 Chair of the Tulsa Regional Chamber’s Board of Directors. He is the past Chairman and a current board member of the University of Oklahoma College of Engineering Board of Visitors.

		2014 Target Compensation (1)

2014 Target Compensation (3)
Long-Term Incentives (LTI)	$5,250,000
Performance-based RSUs	$2,887,500
Time-based RSUs	$1,312,500
Stock Options	$1,050,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$1,350,000
Base Pay	$1,080,000
Total Target Compensation	$7,680,000
Retirement Benefits
Pension (year-over-year change)	$285,437
Restoration Plan (year-over-year change)	$1,311,856
401(k) Company Match	$15,600
Payment Upon Termination (as of Dec 31, 2014)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$13,400,212
Retirement	$0
Death or Disability	$15,783,058
Change in Control	$30,855,437

(1)

Mr. Armstrong’s ownership in our common stock exceeded the required CEO ownership threshold of six times base salary. Only shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2014 Compensation reflects target pay and consists of annual base pay, Annual Incentive Program (“AIP”) at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

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DONALD R. CHAPPEL Senior Vice President & Chief Financial Officer Position held since 2003 Stock ownership (1) >3x base salary Performance-based compensation (2) 57% of total compensation

Prior to joining Williams, Mr. Chappel, 63, held various financial, administrative, and operational leadership positions. Mr. Chappel is included in Institutional Investor magazine’s Best CFOs listing for 2014, 2013, 2012, 2011, 2010, 2008, 2007, and 2006. Mr. Chappel has served as a director of the general partner of Williams Partners since 2012 and as its Chief Financial Officer since December 31, 2014. Mr. Chappel served as Chief Financial Officer and a director of the general partner of Pre-merger Williams Partners from 2005 until the Merger. Mr. Chappel was Chief Financial Officer, from 2007, and a director, from 2008, of the general partner of Williams Pipeline Partners L.P., until its merger with Pre-merger Williams Partners in 2010. Mr. Chappel is also a director of SUPERVALU Inc. (a grocery and pharmacy company), serving as a member of its audit committee and leadership development and compensation committee. Mr. Chappel serves as a director of two not-for-profit organizations — The Children’s Hospital Foundation at St. Francis and Family & Children’s Services of Oklahoma.

		2014 Target Compensation (1)

2014 Target Compensation (3)
Long-Term Incentives (LTI)	$2,400,000
Performance-based RSUs	$1,080,000
Time-based RSUs	$840,000
Stock Options	$480,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$493,500
Base Pay	$658,000
Total Target Compensation	$3,551,500
Retirement Benefits
Pension (year-over-year change)	$138,886
Restoration Plan (year-over-year change)	$706,174
401(k) Company Match	$15,600
Payment Upon Termination (as of Dec 31, 2014)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$7,327,076
Retirement	$7,428,516
Death or Disability	$8,590,565
Change in Control	$15,836,134

(1)

Mr. Chappel’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary. Only shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2014 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

The Williams Companies, Inc. – 2015 Proxy Statement        32

RORY L. MILLER Senior Vice President - Atlantic - Gulf Position held since 2013 Stock ownership (1) >3x base salary Performance-based compensation (2) 57% of total compensation

Mr. Miller, 54, was Senior Vice President — Midstream of Williams and the general partner of Pre-merger Williams Partners, acting as President of Williams’ midstream business, from 2011 until 2013. Mr. Miller was a Vice President of Williams’ midstream business from 2004 until 2011. Mr. Miller served as a director and Senior Vice-President – Atlantic-Gulf of the general partner of Pre-merger Williams Partners from 2011 until the Merger and has served in those roles for the general partner of Williams Partners since the Merger.

		2014 Target Compensation (1)

2014 Target Compensation (3)
Long-Term Incentives (LTI)	$1,500,000
Performance-based RSUs	$675,000
Time-based RSUs	$525,000
Stock Options	$300,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$332,500
Base Pay	$475,000
Total Target Compensation	$2,307,500
Retirement Benefits
Pension (year-over-year change)	$256,520
Restoration Plan (year-over-year change)	$291,209
401(k) Company Match	$15,600
Payment Upon Termination (as of Dec 31, 2014)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$4,373,721
Retirement	$0
Death or Disability	$5,112,102
Change in Control	$9,643,473

(1)

Mr. Miller’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary. Only shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2014 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

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JOHN R. DEARBORN Senior Vice President - NGL & Petchem Services Position held since 2013 Stock ownership (1) >3x base salary Performance-based compensation (2) 56% of total compensation

Mr. Dearborn, 57, served as a senior leader for Saudi Basic Industries Corporation, a petrochemical company, from 2011 to 2013. From 2001 to 2011, Mr. Dearborn served in a variety of leadership positions with the Dow Chemical Company. Mr. Dearborn also worked for Union Carbide Corporation, prior to its merger with DOW, from 1981 to 2001 where he served in several leadership roles. Mr. Dearborn also served as Senior Vice President—NGL & Petchem Services of the general partner of Pre-merger Williams Partners from 2013 until the Merger and has served in that role for the general partner of Williams Partners since the Merger.

		2014 Target Compensation (1)

2014 Target Compensation (3)
Long-Term Incentives (LTI)	$1,400,000
Performance-based RSUs	$630,000
Time-based RSUs	$490,000
Stock Options	$280,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$289,250
Base Pay	$445,000
Total Target Compensation	$2,134,250
Retirement Benefits
Pension (year-over-year change)	$48,144
Restoration Plan (year-over-year change)	$100,306
401(k) Company Match	$15,600
Payment Upon Termination (as of Dec 31, 2014)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$2,133,111
Retirement	$0
Death or Disability	$2,245,608
Change in Control	$6,102,745

(1)

Mr. Dearborn’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary. Only shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2014 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

The Williams Companies, Inc. – 2015 Proxy Statement        34

JAMES E. SCHEEL Senior Vice President - Northeast G&P Position held since 2014 Stock ownership (1) >3x base salary Performance-based compensation (2) 56% of total compensation

Mr. Scheel, 50, served as Senior Vice President—Corporate Strategic Development of us and the general partner of Pre-merger Williams Partners from 2012 to 2014. From 2011 until 2012, Mr. Scheel served as Vice President of Business Development for our midstream business. Mr. Scheel joined Williams in 1988 and has served in leadership roles in business strategic development, engineering and operations, our NGL business, and international operations. Mr. Scheel has served as a director and Senior Vice President – Northeast G&P of the general partner of Williams Partners since the Merger, having previously served as a director of the general partner of Williams Partners from 2012 to February 2014. Mr. Scheel served as a director of the general partner of Pre-merger Williams Partners from 2012 until the Merger.

		2014 Target Compensation (1)

2014 Target Compensation (3)
Long-Term Incentives (LTI)	$1,200,000
Performance-based RSUs	$540,000
Time-based RSUs	$420,000
Stock Options	$240,000
Short-Term Incentive at Target
Annual Incentive Program (“AIP”)	$297,500
Base Pay	$425,000
Total Target Compensation	$1,922,500
Retirement Benefits
Pension (year-over-year change)	$244,708
Restoration Plan (year-over-year change)	$120,429
401(k) Company Match	$15,600
Payment Upon Termination (as of Dec 31, 2014)
Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$4,294,074
Retirement	$0
Death or Disability	$5,036,105
Change in Control	$9,270,673

(1)

Mr. Scheel’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary. Only shares owned outright and time-based RSUs count as owned for purposes of the program.

(2)	Performance-based compensation includes performance-based RSUs, stock options, and AIP.
(3)

2014 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

The Williams Companies, Inc. – 2015 Proxy Statement        35

Compensation Discussion & Analysis

The Compensation Discussion and Analysis (“CD&A”) provides a detailed description of the objectives and principles of Williams’ executive compensation programs. It explains how compensation decisions are linked to performance as compared to the Company’s strategic goals and stockholder interests. Generally, Williams’ executive compensation programs apply to all officers; however, this CD&A focuses on the NEOs for the Company for the 2014 fiscal year.

We seek stockholder support on our executive compensation pay programs annually. In 2014, our stockholders supported our programs with 98.97% “for” votes. In considering this positive response, along with our analysis of the competitive market, we have not made any material changes to our overall executive compensation program.

Our Commitment to Pay for Performance

Pay for Performance

We design our compensation programs to support our commitment to performance. At target, 78% or more of an NEO’s compensation will vary based on our company performance.

Long-term Incentives

Our most significant differentiator in performance is within our equity awards. We use equity awards to align compensation with the long-term interests of our stockholders. Equity awards consist of performance-based RSUs, time-based RSUs, and stock options. The largest component of an NEO’s long-term incentive award is performance-based RSUs. Both relative and absolute total stockholder return (“TSR”) are used to determine the actual number of units that will be distributed to an NEO upon vesting. We are unique among our comparator companies in measuring both relative and absolute TSR to determine results and ultimately the number of units that vest. Relative TSR

We’re unique. We consider both relative and absolute total stockholder return in determining our NEO equity grants.

gauges our TSR performance relative to our comparator companies while absolute TSR requires that we deliver a strong absolute TSR to our stockholders. In 2014, the performance-based RSUs granted in 2011 exceeded our three-year annualized TSR targets by achieving a relative TSR performance in the top quartile of our comparator group and by achieving more than 24% for the annualized absolute TSR delivered to our stockholders. As a result of this strong performance, the performance pay-out for these awards was 182%. Additionally, we consider stock options to be performance-based compensation. Stock options only provide value to the extent that the Company’s stock price has increased above the grant price and therefore stockholder’s have benefited.

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Annual Incentive Program

Our performance-based cash compensation is paid under our Annual Incentive Program (“AIP”) which is based on financial performance and individual performance. Under this program, cash compensation reflects annual business performance and is based on weighted measures of adjusted operating distributable cash flow, controllable costs, and fee-based revenue. Additionally, in 2014, a safety modifier can decrease an NEO’s calculated AIP award by up to 5% based on performance relative to the established safety measures of lost time incident rate, days away from work, and motor vehicle accidents.

The actual 2014 AIP performance was 50% and was reduced by the safety modifier of -3.34% due to results not meeting established targets in the measures of days away from work and motor vehicle accident rate.

2014 Business Overview

We marked 2014 with the strategic acquisition of a controlling interest in Access Midstream Partners, L.P., a master limited partnership (“MLP”) with natural gas gathering and processing assets in key production basins. Access Midstream subsequently merged with Williams Partners to create one leading, large-cap natural gas infrastructure-focused MLP.

The new MLP, which adopted the name Williams Partners, has major positions across the midstream business – spanning natural gas gathering and processing, natural gas transmission pipelines, natural gas liquids pipelines and petchem services. In addition to the tremendous bolt-on growth of Access Midstream’s assets, Williams in 2014 completed several large-scale organic projects and continued growing our gathering and processing capacity in the prolific Utica-Marcellus shale region.

Despite the headwinds of low commodity prices and the delay in the startup of our Geismar plant, we further positioned Williams in 2014 to take advantage of long-term natural gas demand growth for power generation, manufacturing, and exports. Over the next three years, we’re deploying 99 percent of Williams Partners’ planned $9 billion of growth capital toward fully-contracted, fee-based projects with no direct exposure to commodity prices.

Projects and milestones

•

In first quarter 2014, Williams Partners’ Atlantic Sunrise expansion project received binding commitments for 1.7 million Dth/d of firm transportation capacity. The Transco project includes 15-year shipper commitments from producers, local distribution companies, and power generators. Atlantic Sunrise is expected to come into service in the second half of 2017.

•

In first quarter 2014, Williams Partners acquired Williams’ in-service Canada operations for $1.2 billion. The assets include an oil sands offgas processing plant, approximately 260 miles of natural gas liquids (“NGL”) and olefins pipelines, an NGL/olefins fractionation facility and butylene/butane splitter, as well as an in-progress fractionation project related to development of offgas processing at the Williams-owned CNRL Horizon upgrader.

•

In second quarter 2014, Williams Partners’ Dalton expansion project received binding commitments for 448,000 Dth/d of firm transportation capacity. The Transco expansion would provide customers in northwest Georgia access to Marcellus shale gas supplies for incremental electricity generation and growing local distribution load.

•

In second quarter 2014, the Federal Energy Regulatory Commission (“FERC”) approved Williams Partners’ Mobile Bay South III Expansion. The Transco project is designed to provide 225,000 Dth/d of additional firm transportation capacity to growing markets in the Southeast U.S. by the second quarter of 2015.

The Williams Companies, Inc. – 2015 Proxy Statement        37

•

In second quarter 2014, Williams Partners announced Gulf Trace, a 1.2 million Dth/d expansion of Transco to serve the Sabine Pass Liquefaction facility, which is under construction in Cameron Parish, La. The export terminal is designed to connect U.S. natural gas supplies with global LNG markets.

•

In second quarter 2014, FERC approved Williams Partners’ Rockaway Lateral and Northeast Connector expansions, which are designed to increase natural gas delivery capacity to Brooklyn and Queens, N.Y. Construction began in second quarter 2014 and is expected to be complete in the second quarter of 2015.

•

In the first half of 2014, Williams Partners added capacity at its Moundsville, W. Va. fractionator, bringing NGL handling capacity to approximately 42.5 Mbbls/d. It also completed the associated 50-mile ethane pipeline to Houston, Pa.

•

In third quarter 2014, William Partners completed its first deethanizer in the Northeast with a capacity of 40 Mbbls/d and in fourth quarter 2014 Williams Partners completed its first turbo-expander at its Oak Grove, W. Va. facility to add 200 MMcf/d of processing capacity. It also completed the last phase of the condensate stabilization project in the Marcellus Shale.

•

In third quarter 2014, Williams acquired the 50 percent general partner interest and 55.1 million limited partner units in Access Midstream Partners, L.P. held by Global Infrastructure Partners II for $5.995 billion. Upon closing, Williams owned 100 percent of the general partner and approximately 50 percent of the limited partner interests. Williams Partners and Access Midstream merged in February 2015.

•

In third quarter 2014, Williams Partners announced the Garden State expansion, a fully contracted Transco project designed to deliver 180,000 Dth/d of additional capacity for local distribution along the Eastern Seaboard. The project is expected to be placed into service in phases starting in 2016.

•

In fourth quarter 2014, Williams Partners’ Gulfstar One began providing oil and natural gas handling for the Tubular Bells field located in the eastern deepwater Gulf of Mexico. The floating production system aggregates production and feeds Williams’ downstream oil and gas gathering and processing services on the Gulf Coast.

•	In fourth quarter 2014, FERC approved Williams Partners’ 124-mile Constitution Pipeline to increase natural gas supply to New York and New England markets. Construction is expected to begin in 2015.

•

In fourth quarter 2014, FERC approved Williams Partners’ Leidy Southeast expansion project, which is designed to increase Transco pipeline’s capacity by 525,000 Dth/d of natural gas in Pennsylvania and New Jersey. Construction began in spring 2015.

•

In fourth quarter 2014, Williams Partners began commissioning its expanded Geismar plant, which restarted in February 2015 and was ramping up in first quarter 2015. Capacity at the Geismar plant is now 1.95 billion pounds of ethylene per year.

•

In first quarter 2015, Williams Partners began commissioning its Keathley Canyon Connector, a 209-mile deepwater gas gathering pipeline system capable of gathering more than 400 million cubic feet per day of natural gas. The pipeline began flowing gas in February 2015 from the Keathley Canyon protraction into Discovery’s 30-inch diameter mainline.

•	In fourth quarter 2014, Williams was awarded “Deal of the Year” for the Access Midstream acquisition at the Platts Global Energy Awards in New York City.

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•

The accompanying chart compares Williams’ cumulative total stockholder return on our common stock (assuming reinvestment of dividends) to the cumulative total return of the S&P 500 Stock Index and the median of our comparator company group. For more details on our comparator company group, see the CD&A section titled “Determining Our Comparator Group.” The graph below assumes an initial investment of $100 at the beginning of the period on December 31, 2011.

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Compensation Summary

Objective of Our Compensation Programs

The role of compensation is to attract and retain the talent needed to increase stockholder value and to help our businesses meet or exceed financial and operational performance goals. Our compensation programs’ objective is to reward our NEOs and employees for successfully implementing our strategy to grow our business and create long-term stockholder value. To that end, in 2014 we used relative and absolute TSR to measure long term performance; and we used adjusted operating distributable cash flow, controllable costs, and fee-based revenue to measure annual performance. In addition, the NEOs had a safety modifier to reinforce the value of safety within Williams for our employees. We believe using separate long-term and annual metrics to incent and pay NEOs helped ensure that the business decisions made were aligned with the long-term interests of our stockholders.

Our Pay Philosophy

Our pay philosophy throughout the entire organization is to pay for performance, be competitive in the marketplace, and consider the value a job provides to the Company. Our compensation programs reward NEOs not just for accomplishing goals, but also for how those goals are pursued. We strive to reward the right results and the right behaviors while fostering a culture of collaboration, execution, improvement, teamwork, and safety.

The principles of our pay philosophy influence the design and administration of our pay programs. Decisions about how we pay NEOs are based on these principles. The Committee uses several types of pay that are linked to both our long-term and short-term performance in the executive compensation programs. Included are long-term incentives, annual cash incentives, base pay, and benefits. The chart below illustrates the linkage between the types of pay we use and our pay principles.

Pay Principles	Long-term Incentives	Annual Cash Incentives	Base Pay	Benefits
Pay should reinforce business objectives and values.	●	●	●
A significant portion of an NEO’s total pay should be variable based on performance.	●	●
Incentive pay should balance long-term, intermediate, and short-term performance.	●	●
Incentives should align interest of NEOs with stockholders.	●	●
Pay should foster a culture of collaboration with shared focus and commitment to our Company.	●	●
Incentives should enforce the value of safety within our Company.		●
Pay opportunities should be competitive.	●	●	●	●
A portion of pay should be provided to compensate for the core activities required for performing in the role.			●	●

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Our Commitment to Pay for Performance

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2014 Comparator Group	2014 COMPARATOR GROUP

Determining Our Comparator Group

Companies in our comparator group have a range of revenues, assets, market capitalization, and enterprise value. Business consolidation and unique operating models create some challenges in identifying comparator companies. Accordingly, we take a broad view of comparability to include organizations that are similar to Williams. This results in compensation that is appropriately scaled and reflects comparable complexities in business operations. We typically aim for a comparator group of 15 to 20 companies so our comparisons will be valid. The 2014 comparator group included 17 companies which comprised a mix of both direct business competitors and companies with whom we compete for talent.

How We Use Our Comparator Group

We refer to publicly available information to analyze our comparator companies’ practices including how pay is divided among long-term incentives, annual incentives, base pay, and other forms of compensation. This allows the Committee to

ATO CNP DVN D ENB ETE EQT KMI NI OKE PAA SRE SO SE TRGP TRP WPX

    AtmosEnergy

    CenterPointEnergy, Inc.

    DevonEnergy

    DominionResources

    EnbridgeInc.

    EnergyTransfer Equity

    EQT

    KinderMorgan

    Nisource

    ONEOK

    PlainsAll American Pipeline LP

    SempraEnergy

    Southern

    SpectraEnergy Corp.

    TargaResources Corp.

    TranscanadaCorp.

    WPXEnergy

ensure competitiveness and appropriateness of proposed compensation packages. When setting pay, the Committee uses market median information of our comparator group, as opposed to market averages, to ensure that the impact of any unusual events that may occur at one or two companies during any particular year is diminished from the analysis. If an event is particularly unusual and surrounded by unique circumstances, the data is completely removed from the assessment. Two of our comparator companies are not considered in our aggregate pay statistics due to significant pay practice differences, but are still considered in the analysis of company performance with regard to our performance-based equity awards.

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The following table shows the range of our 2014 comparator companies’ revenues, assets, market capitalization, and enterprise value as reported for 2013. (dollars in millions)

Company Name	Ticker	Revenue	Total Assets	Market Capitalization	Enterprise Value
Atmos Energy	ATO	$3,875.5	$7,934.3	$4,131.3	$7,082.3
CenterPoint Energy, Inc.	CNP	8,106.0	21,870.0	9,940.6	18,544.6
Devon Energy	DVN	10,397.0	42,877.0	25,119.2	31,075.2
Dominion Resources	D	13,120.0	50,096.0	37,584.9	60,301.9
Enbridge Inc.	ENB	31,976.5	55,921.6	36,298.1	69,565.1
Energy Transfer Equity	ETE	48,335.0	50,330.0	22,884.1	60,726.1
EQT	EQT	1,862.0	9,792.1	13,546.4	16,031.6
Kinder Morgan	KMI	14,070.0	75,185.0	37,104.4	87,891.4
NiSource	NI	5,657.3	22,653.9	10,313.7	19,120.9
Oneok	OKE	14,602.7	17,707.6	12,847.6	23,535.7
Plains All American Pipeline LP	PAA	42,249.0	20,360.0	18,592.3	26,438.3
Sempra Energy	SRE	10,557.0	37,244.0	21,901.4	34,784.4
Southern	SO	17,087.0	64,546.0	36,476.9	59,487.9
Spectra Energy Corp.	SE	5,518.0	33,533.0	23,865.4	40,468.4
Targa Resources Corp.	TRGP	6,556.0	6,048.6	3,717.4	8,582.5
Transcanada Corp.	TRP	8,545.4	52,356.5	32,281.6	59,739.1
WPX Energy	WPX	2,761.0	8,429.0	4,096.4	6,014.4

75th percentile		$14,602.7	$50,330.0	$32,281.6	$59,739.1
50th percentile		$10,397.0	$33,533.0	$21,901.4	$31,075.2
25th percentile		$5,657.3	$17,707.6	$10,313.7	$18,544.6
The Williams Companies, Inc.	WMB	$6,860.0	$27,142.0	$26,343.3	$41,298.3
Percent rank		32.4%	46.3%	69.8%	62.7%

The committee determined to use the following 19 companies for the 2015 comparator group.

CenterPoint Energy	Enterprise Products Partners	ONEOK	Southern Co
Devon Energy	EOG Resources	PG&E	Spectra Energy
Dominion Resources	Kinder Morgan	Pioneer Natural Resources	Targa Resources
Enbridge	MarkWest Energy Partners	Plains All American Pipeline	TransCanada
Energy Transfer Equity	NiSource	Sempra Energy

Our Pay Setting Process

During the first quarter of the year, the Committee completes a review to ensure we are paying competitively, equitably, and in a way that encourages and rewards performance.

The compensation data of our comparator group, disclosed in proxy statements, is the primary market data we use when benchmarking the competitive pay of our NEOs. Aggregate market data obtained from recognized third-

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party executive compensation survey companies is used to supplement and validate comparator group market data.

Although the Committee reviews relevant data as it designs compensation packages, setting pay is not an exact science. Because market data alone does not reflect the strategic competitive value of various roles within our Company, internal pay equity is also considered when making pay decisions. Other considerations when making pay decisions for the NEOs include individual experience, sustained performance, historical pay, realized and realizable pay over three-years, and tally sheets that include annual pay and benefit amounts, wealth accumulated over the past five-years, and the total aggregate value of the NEOs’ equity awards and holdings.

Multiple internal and external factors are considered when determining NEO compensation packages.

When setting pay, we determine a target pay mix (distribution of pay among long-term incentives, annual incentives, base pay, and other forms of compensation) for the NEOs. The target pay mix for each NEO can be found in the Named Executive Officer Profile section included in this proxy statement. Consistent with our pay-for-performance philosophy, the actual amounts paid, excluding benefits, are determined based on Company and individual performance. Because performance is a factor, the target versus actual pay mix will vary, specifically as it relates to the annual cash incentives and performance-based RSUs.

CEO 2014 Total Compensation at Target Pay Mix	NEO Average (Excluding CEO) 2014 Total Compensation at Target Pay Mix

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How We Determine the Amount for Each Type of Pay

Long-term incentives, annual cash incentives, base pay, and benefits accomplish different objectives. The table below illustrates a summary of the primary objectives associated with each component of pay listed in the order of most significant to the NEO’s total compensation. The table is followed by specific details regarding each pay component.

Long-Term Incentives

To determine the value for long-term incentives granted to an NEO each year, we consider the following factors:

•	the proportion of long-term incentives relative to base pay;
•	the NEO’s impact on Company performance and ability to create value;
•	long-term business objectives;
•	awards made to executives in similar positions within our comparator group of companies;
•	the market demand for the NEO’s particular skills and experience;
•	the amount granted to other NEOs in comparable positions at the Company;
•	the NEO’s demonstrated performance over the past few years; and
•	the NEO’s leadership performance.

A summary of the long-term incentive program details for 2014 and 2015 are shown in the table below. The long-term incentive mix for the CEO differs from the mix for the other NEOs. Since the CEO has more opportunity to influence our financial results, the Committee considers it appropriate that a greater percentage of his long-term incentives are directly tied to the performance of the Company’s stock price.

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	Performance-based RSUs	Time-based RSUs	Stock Options
CEO Equity Mix	55%	25%	20%
NEO Equity Mix	45%	35%	20%
Term	Three years	Three years	10 years
Frequency	Granted annually	Granted annually	Granted annually
Performance criteria	Absolute TSR and Relative TSR	Retention	Stock price appreciation
Vesting	Cliff vesting after three years	Cliff vesting after three years	Ratable vesting over three years
Payout	Upon vesting, shares are distributed based on performance certification (0% - 200%)	Upon vesting, shares are distributed	Upon vesting, options are available to exercise
Dividends	No dividends	Dividend equivalents accrued and paid in cash upon vesting(1)	No dividends

(1)	Dividend equivalents began accruing with the 2012 grant

We continued to grant long-term incentives in the form of (1) performance-based RSUs, (2) time-based RSUs, and (3) stock options in 2014 to emphasize our commitment to pay for performance, enable ownership in the Company, and ensure appropriate retention of our NEOs.

Performance-based RSUs. Performance-based RSUs awarded are only earned if we attain specific TSR results. We measure both relative TSR and absolute TSR as interdependent measures in determining the attainment level of our performance-based awards. Including absolute TSR ensures that we are delivering value to our stockholders, not simply performing well against our peers. Relative TSR may place us at the top of our peers; however, if we have not delivered value to our stockholders, awards would be limited. The majority of companies in our comparator group typically consider only their TSR performance relative to a defined peer group. Performance-based equity is a significant portion of our NEO compensation. The performance-based RSU matrix included in this section shows how the two metrics work together to generate a performance multiple.

A maximum payout is achieved only when we exceed our goals both in absolute and relative terms.

Example 1: If our Relative TSR performance is below the median (i.e., 50 Percentile) of our comparator company group, we only deliver a payout if our Annualized Absolute TSR performance is at least 7.5% during the three-year period. At a 7.5% annualized TSR result, the payout would be between 0%-50% of the original grant.

Example 2: Relative TSR performance near or at the top of our comparator group would be capped at 60% of the original grant if we fail to return at least 7.5% to our stockholders. This would result in each NEO receiving well below the targeted award despite high relative TSR compared to our peers.

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This philosophy is in contrast to the common market practice of utilizing only relative TSR. Without delivering the threshold absolute return to stockholders, relative TSR that fails to exceed the median of the comparator group will not generate any payout.

The performance-based RSUs granted in 2011 and 2012 for the 2011-2013 and 2012-2014 performance periods exceeded targets set for both absolute and relative TSR at the beginning of each performance period resulting in strong performance scores of 182% and 169% respectively. The 2011 awards were distributed in 2014. The 2012 awards were distributed in 2015. Of note, within the past six vesting periods, including the 2012 award which vested in 2015, two of our performance-based RSU grants have not achieved the minimum threshold for payout while four have achieved above target performance.

Minimum Vesting Period. The 2007 Incentive Plan requires a minimum three-year vesting period for all RSU awards and at least a portion of all stock option awards.

2011 Performance-based RSUs Earned. The three-year performance cycle for our 2011 performance-based RSUs was completed at the end of 2013 and earned awards were distributed in 2014 upon vesting and performance certification. As discussed earlier in the CD&A, we surpassed the stretch goal for the annualized TSR and performed well relative to our comparator companies achieving a relative TSR performance in the top quartile of our comparator company group. Applying these results generated a 182% of target performance result.

2012 Performance-based RSUs Earned. We also surpassed the three-year performance targets for our 2012 performance cycle which ran through 2014 and earned awards were distributed in 2015 upon vesting and performance certification. We exceeded the stretch goal for our annualized TSR and performed in the top quartile relative to our comparator company group. Applying these results to the matrix displayed in “Our Commitment to Pay for Performance” section generated a 169% performance result.

Time-Based RSUs. We grant time-based RSUs to retain executives and to facilitate stock ownership. The use of time-based RSUs is also consistent with the practices of our comparator group of companies. In 2012, we began accruing dividend equivalents on our time-based RSUs in line with transformation into a high-growth, high-dividend energy infrastructure company. Our quarterly dividend has increased since 2010, growing from $.11 to $.57. Accrued dividend equivalents will only distribute upon vesting.

Stock Option Awards. For recipients, stock options have value only to the extent the price of our common stock is higher on the date the options are exercised than it was on the date the options were granted.

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Leveraged RSUs. To further strengthen the alignment between management and our stockholders during a time of tremendous growth and capital investment, the Committee awarded Leveraged Restricted Stock Unit awards to each NEO effective October 25, 2014. This special award is not part of Williams’ annual targeted compensation. The award incents strong growth of our TSR over a three-year period. In order for the award to generate any value for the recipient, the annualized absolute TSR over the three-year period must be at least 7%. At the 7% annualized TSR result, the recipient would receive half of the target number of units granted. A result below 7% annualized TSR will result in no award. For each full percentage point the annualized absolute TSR improves above the 7% threshold, the number of units vesting will increase by a factor of the original unit award amount. This factor amount will vary based on Williams TSR performance relative to our 2015 comparator company group. When Williams TSR over the performance period meets or exceeds the median TSR of our comparator group of companies, the number of units earned will increase by a factor of 25% of the original unit award for each 1% above a 7% annualized rate of TSR and by 50% of the original unit award for each 1% above a 12% annualized TSR. When Williams TSR over the performance period falls below the median TSR of our comparator group of companies, the number of units earned will increase by a lower factor of 10% of the original award for each 1% above a 7% annualized rate of TSR. While the awards will vest at the end of three years, any earned units will distribute one-third three years after the award date, one-third four years after the award date, and one-third five years after the award date. The award may not exceed five times the number of original units granted or eight times the target value of the award in dollars.

Grant Practices. The Committee typically approves our annual equity grant in February or early March of each year, shortly after the annual earnings release. The grant date for awards is on or after the date of such approval to ensure the market has time to absorb material information disclosed in the earnings release and reflect that information in the stock price. Our grant practices in 2014 were consistent with prior years. The grant date for off-cycle grants for individuals who are not NEOs, for reasons such as retention or new hires, is the first business day of the month following the approval of the grant. By using this consistent approach, we remove grant timing from the influence of the release of material information.

Stock Ownership Guidelines. Our program provides stock ownership guidelines for each of our NEOs and our Board of Directors as shown in the table below:

Position	Ownership Multiple	As a Multiple of	Holding / Retention Requirement
CEO	6x	Base Pay	50%, after taxes, until guidelines are met
NEO	3x	Base Pay	50%, after taxes, until guidelines are met
Board of Directors	5x	Annual Cash Retainer	60% until guidelines are met

The Committee annually reviews the guidelines for competitiveness and alignment with best practices and monitors the NEOs’ progress toward compliance. Only shares owned outright and time-based RSUs count as owned for purposes of the program. Stock options and performance-based equity are not included as owned for purposes of the program. (It is important to note that the majority of NEO’s equity grants are in the form of performance-based RSUs and stock options.) NEOs must retain 50% of any vested equity awards, net of taxes, until their ownership guidelines are met. Board members must retain 60% of distributed vested equity awards until their ownership guidelines are met. While Williams’ CEO stock ownership guideline is six-times base salary, the median CEO ownership guideline of our comparator group of companies is just five-times base salary. Additionally, the majority of our comparator companies provide a five-year window for their CEO to meet their ownership guideline. During this time, no trading or sell restrictions are in place. At Williams, NEOs must hold at least 50% of any equity transaction if they have not met their ownership guideline regardless of their time in the role.

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Annual Cash Incentives

As previously mentioned in the “Our Commitment to Pay for Performance” section, we pay annual cash incentives to encourage and reward our NEOs for making decisions that improve our annual operating performance through our AIP. The objectives of our AIP are to:

•	motivate and incent management to choose strategies and investments that maximize long-term stockholder value;
•	offer sufficient incentive compensation to motivate management to put forth extra effort, take prudent risks, and make effective decisions to maximize stockholder value;
•	provide sufficient total compensation to retain management; and
•	limit the cost of compensation to levels that will maximize the return of current stockholders without compromising the other objectives.

The AIP Calculation. The 2014 AIP is based on the weighted measures of adjusted operating distributable cash flow, controllable costs, and fee-based revenue. Each metric is directly aligned with our business strategy to operationally grow the business as well as continue to align with our dividend growth strategy.

In line with our commitment to safety, a safety modifier can decrease, but not increase, an NEO’s calculated 2014 AIP award by up to negative 5% based on performance relative to the established safety measures of lost time incident rate, days away from work, and motor vehicle accidents.

NEOs’ AIP business performance is based on enterprise results of these business metrics in relation to established targets. We only use enterprise-level performance metrics for our NEOs in order to promote teamwork and collaboration by creating a shared goal for the overall Company performance. Our incentive program allows the Committee to make adjustments to these business performance metrics to reflect certain

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business events. When determining which adjustments are appropriate, we are guided by the principle that incentive payments should not result in unearned windfalls or impose undue penalties. In other words, we make adjustments to ensure NEOs are not rewarded for positive results they did not facilitate nor are they penalized for certain unusual circumstances outside their control.

Management regularly reviews with the Committee a supplemental scorecard reflecting the Company’s segment profit, earnings per share, cash flow from operations, stock price performance, return on capital employed, and safety to provide updates regarding the Company’s performance as well as to ensure alignment between these measures and the AIP’s business performance metrics. This scorecard provides the Committee with additional data to assist in determining final AIP awards.

The Committee’s independent compensation consultant annually compares our relative performance on various measures, including TSR and earnings per share with our comparator group of companies. The Committee also uses this analysis to validate the reasonableness of our AIP results.

How We Set the 2014 AIP Goals.

The attainment percentage of AIP goals results in payment of annual cash incentives along a continuum between threshold and stretch levels, which corresponds to 0% through 200% of the NEO’s annual cash incentive target. NEOs have the possibility to exceed the stretch level up to 250% of their annual cash incentive target. The charts below show the goals for the 2014 annual cash incentive and the resulting payout level.

ADJ. OP. DISTRIB. CASH FLOW + CONTROLLABLE COSTS + FEE-BASED REVENUE = WEIGHTED PAYOUT 40% x 0.0X = 0.0x 40% x 1.24x = 0.50x 20% x 0.0x = 0.0x 0.50x

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Based on business performance relative to the established goals, the Committee certified performance results of $2,204 million in adjusted operating distributable cash flow, of $1,444 million in controllable costs, and of $3,274 million fee-based revenue which resulted in an approved payment of the annual cash incentive program at 50% of target. The actual 2014 AIP awards were reduced by -3.34% due to not meeting safety improvement targets for days away from work and motor vehicle accident rate. The payout of the 2014 AIP awards occurred in early 2015.

We calculate (a) Adjusted Operating Distributable Cash Flow as: segment profit, adjusted for certain items of income or loss that we characterize as unrepresentative of our ongoing operations; less general corporate expenses; plus depreciation and amortization; less maintenance capital expenditures (b) Controllable Costs as: operating and maintenance costs and selling, general and administrative costs that are under the responsibility of a cost center manager; less certain expenses that are considered less controllable (such as pension and postretirement benefit costs) or have no net impact on financial performance (such as costs that are passed directly to customers) and (c) Fee-based Revenues as: total service revenues from our reportable segments before intercompany eliminations; less certain tracked revenues that have no net impact on financial performance. In addition, each measure above may be further adjusted as appropriate to avoid undue penalties or windfalls. (Italicized components include our proportionate share of such items recognized by our equity method investees.)

2014 NEO AIP Targets. The starting point to determine annual cash incentive targets (expressed as a percentage of base pay) is competitive market information, which gives us an idea of what other companies target to pay in annual cash incentives for similar jobs. We also consider the internal value of each job—i.e., how important the job is to executing our strategy compared to other jobs in the Company- before the target is set for the year. The annual cash incentive targets as a percentage of base pay for the NEOs in 2014 were as follows:

Position	Target
CEO	125%
CFO	75%
SVP, Atlantic - Gulf	70%
SVP, NGL / Petchem Services	65%
SVP, Northeast Gathering and Processing	70%

Determining 2014 AIP Awards. To determine the funding of the annual cash incentive, we use the following calculation for each NEO:

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Actual payments are modified by the safety modifier as previously described. Individual performance, such as success toward our strategic objectives and individual goals, and successful demonstration of the Company’s leadership competencies, which exceeded expectations may be recognized through adjustments. Payments may also be adjusted downward if performance warrants.

2015 AIP Awards. The 2015 business performance metrics and weightings will be distributable cash flow (30%), controllable costs (30%), fee-based revenue (30%), and safety (10%). The safety measure is determined based on the metrics of lost time incident rate, days away from work rate, and motor vehicle accident rate.

Base Pay

Base pay compensates the NEOs for carrying out the duties of their jobs and serves as the foundation of our pay program. Most other major components of pay are set based on a relationship to base pay, including long-term and annual incentives, and retirement benefits.

Base pay for the NEOs, including the CEO, is set considering the market median, with potential individual variation from the median due to experience, skills, and sustained performance of the individual as part of our pay-for-performance philosophy. Performance is measured in two ways: through the “Right Results” obtained in the “Right Way.” Right Results considers the NEOs’ success in attaining their annual goals, operational and/or functional area strategies, and personal development plans. Right Way reflects the NEOs’ behavior as exhibited through our organizational, operational, and people leadership competencies.

Benefits

Consistent with our philosophy to emphasize pay for performance, our NEOs receive very few perquisites or supplemental benefits. They are as follows:

•

Retirement Restoration Benefits. NEOs participate in our qualified retirement program on the same terms as our other employees. We offer a retirement restoration plan to maintain a proportional level of pension benefits to our NEOs as provided to other employees. The Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits qualified pension benefits based on an annual compensation limit. For 2014, the limit was $260,000. Any limitation in an NEO’s pension benefit in the tax-qualified pension plan due to this limit is made up for (subject to a cap) in the unfunded retirement restoration plan. Benefits for NEOs are not enhanced and are calculated using the same benefit formula as that used to calculate benefits for all employees in the qualified pension plan. The compensation included in the retirement restoration benefit is consistent with pay considered for all employees in the qualified pension plan. Equity compensation, including RSUs and stock options, is not considered. Additionally, we do not provide a nonqualified benefit related to our qualified 401(k) defined contribution retirement plan.

•

Financial Planning Allowance. We offer financial planning to provide expertise on current tax laws to assist NEOs with personal financial planning and preparations for contingencies such as death and disability. Covered services include estate planning, tax planning, tax return preparation, wealth accumulation planning and other personal financial planning services. In addition, by working with a financial planner, NEOs gain a better understanding of and appreciation for the programs the Company provides, which helps to maximize the retention and engagement aspects of the dollars the Company spends on these programs.

•

Personal Use of Company Aircraft. The CEO is allowed, but not required, to use the Company’s private aircraft for personal travel. Our policy for all other executive officers is to discourage personal use of the aircraft, but the CEO retains discretion to permit its use when he deems appropriate, such as when the

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destination is not well served by commercial airlines, personal emergencies, and the aircraft is not being used for business purposes. To the extent that NEOs use the Company’s private aircraft for personal travel, imputed income will be applied to the NEO, in compliance with Internal Revenue Code requirements.

•

Executive Physicals. The Committee requires annual physicals for the NEOs. NEO physicals align with our wellness initiative as well as assist in mitigating risk. NEO physicals are intended to identify any health risks and medical conditions as early as possible in an effort to achieve more effective treatment and outcomes.

Event Center. We have a suite and club seats at certain event centers that were purchased for business purposes. If they are not being used for business purposes, we make them available to all employees, including our NEOs, as a form of reward and recognition. This is not a perquisite to our NEOs because it is available to all employees.

Spousal Travel. When it is deemed necessary or appropriate for spouses of employees to travel for Company business purposes, we provide a tax gross-up under our company-wide policy to cover the personal tax obligations associated with spousal travel for business purposes for all employees.

Additional Components of our Executive Compensation Program

In addition to establishing the pay elements described above, we have adopted a number of policies to further the goals of the executive compensation program, particularly with respect to strengthening the alignment of our NEOs’ interests with stockholder long-term interests.

Employment Agreements. We do not have employment agreements with our NEOs.

Termination and Severance Arrangements. The NEOs are not covered under a severance plan. However, the Committee may exercise judgment and consider the circumstances surrounding each departure and may decide a severance package is appropriate. Considerations include the NEO’s term of employment, past accomplishments, reasons for separation from the Company, and competitive market practice. The only pay or benefits an employee has a right to receive upon termination of employment are those that have already vested or which vest under the terms in place when equity was granted.

Change in Control Agreements. Our change in control agreements, in conjunction with the NEOs’ RSU agreements, provide separation benefits for our NEOs. Our program includes a double trigger for benefits and equity vesting. This means there must be a change in control and the NEO’s employment must terminate prior to receiving benefits under the agreement. This practice creates security for the NEOs but does not provide an incentive for the NEO to leave the Company. Our program is designed to encourage the NEOs to focus on the best interests of stockholders by alleviating their concerns about a possible detrimental impact to their compensation and benefits under a potential change in control, not to provide compensation advantages to NEOs for executing a transaction.

Our Committee reviews our change in control benefits annually to ensure they are consistent with competitive practice and aligned with our compensation philosophy. As part of the review, calculations are performed to determine the overall program cost to the Company if a change in control event were to occur and all covered NEOs were terminated as a result. An assessment of competitive norms, including the reasonableness of the elements of compensation received, is used to validate benefit levels for a change in control. We do not offer a tax gross up provision in our change in control agreements but instead include a ‘best net’ provision providing our NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, subjecting them to possible excise tax payments. The Committee continues to believe that offering a change in control program is appropriate and critical to attracting and retaining executive talent and keeping them aligned with stockholder interests in the event of a change in control.

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The following chart details the benefits received if an NEO were to be terminated or resigned for a defined good reason following a change in control as well as an analysis of those benefits as it relates to the Company, stockholders, and the NEO. Please also see the “Change in Control Agreements” section following the CD&A for further discussion of our change in control program.

Change in Control Benefit	What does the benefit provide to the Company and stockholders?	What does the benefit provide to the NEO?
Multiple of 2x to 3x base pay plus annual cash incentive at target	Encourages NEOs to remain engaged and stay focused on successfully closing the transaction.	Financial security for the NEO equivalent to two or three-years of continued employment.
Accelerated vesting of stock awards	An incentive to stay during and after a change in control. If there is risk of forfeiture, NEOs may be less inclined to stay or to support the transaction.	The NEOs are kept whole, if they have a separation from service following a change in control.
Up to 18 months of medical or health coverage through COBRA	This is a minimal cost to the Company that creates a competitive benefit.	Access to health coverage.
2x to 3x the previous year’s retirement restoration allocation	This is a minimal cost to the Company that creates a competitive benefit.	May allow those NEOs who are nearing retirement to receive a cash payment to make up for lost allocations due to a change in control.
Reimbursement of legal fees to enforce benefit	Keeps NEOs focused on the Company and not concerned about whether the acquiring company will honor commitments after a change in control.	Security during an unstable period of time.
Outplacement assistance	Keeps NEOs focused on supporting the transaction and less concerned about trying to secure another position.	Assists NEOs in finding a comparable executive position.
‘Best Net’ provision	Enables the change in control benefits to be delivered in as close a manner to the intended value of the benefits as possible.	Provides NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, which would subject them to possible excise tax payments.

Derivative Transactions. Our insider trading policy applies to transactions in positions or interests whose value is based on the performance or price of our common stock. Because of the inherent potential for abuse, Williams prohibits officers, directors, and certain key employees from entering into short sales or using equivalent derivative securities. Williams also prohibits officers, directors and key employees from including Williams’ securities in a margin account or pledging Williams’ securities as collateral for a loan.

Mitigating Risk

Although no compensation-related risk was identified as a top risk for 2014, the approach to determine if there were adverse compensation risks was similar to the process detailed in the “Corporate Governance and Board Matters — Corporate Governance — Board Oversight of Williams’ Strategic Risk Assessment” section of this proxy statement. After this thorough review and analysis, it was determined we do not have material adverse compensation-related risks. Our compensation plans are effectively designed and functioning to reward positive performance and motivate NEOs and employees to behave in a manner consistent with our stockholder interests, business strategies and objectives, ethical standards, and prudent business practices, along with our Core

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Values & Beliefs which are the foundation on which we conduct business. Our Core Values & Beliefs can be found on our website at www.williams.com from the Our Company tab. In fact, many elements of our executive pay program serve to mitigate excessive risk taking. For example:

•

Target Pay Mix. The target pay mix weighting of long-term incentives, annual cash incentives and base pay is consistent with comparator company practices and avoids placing too much value on any one element of compensation, particularly the annual cash incentive. The mix of our pay program is intended to motivate NEOs to consider the impact of decisions on stockholders in the long, intermediate, and short terms.

•	Annual Cash Incentive. Our annual cash incentive program does not allow for unlimited payouts. Cash incentive payments for NEOs cannot exceed 250% of target levels.

•	Performance-based Awards.
–

Our annual cash incentive and long-term incentive programs include performance-based awards. The entire annual cash incentive award is measured against performance targets, while a significant portion of the long-term equity awards provided to NEOs is in the form of performance-based RSUs and stock options. Performance-based RSUs have no value unless we achieve pre-determined three-year performance target thresholds. Stock options will have no value unless the stock price increases from the date of grant.

–	To drive a long-term perspective, all RSU awards vest at the end of three-years rather than vesting ratably on an annual basis.
–	NEOs’ incentive compensation performance is measured at the enterprise level rather than on a business unit level to ensure a focus on the overall success of the Company.

•

Stock Ownership Guidelines. As discussed in this CD&A, all NEOs, consistent with their responsibilities to stockholders, must hold an equity interest in the Company equal to a stated multiple of their base pay.

•

Recoupment Policy. In the event that financial results of the Company are restated due to fraud or intentional misconduct, the Board of Directors will review any performance-based incentive payments, including payments under the AIP and performance-based RSUs, paid to executive officers, who are found by the Board of Directors to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, seek recoupment from all executive officers of any amounts paid in excess of the amounts that would have been paid based on the restated financial results. In addition, the Company will take action to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) upon promulgation of final rules from the SEC.

•

Insider Trading Policy. Our insider trading policy prohibits NEOs and directors, directly or through family members or other persons or entities, from buying or selling Williams’ securities or engaging in any other action to take personal advantage of material nonpublic information. In addition, if during the course of working for the Company, the NEO or director learn of material nonpublic information about a competitor or a company with which Williams or an affiliate of Williams does or anticipates doing business with, they may not trade in that company’s securities until the information becomes public or is no longer material.

Accounting and Tax Treatment. We consider the impact of accounting and tax treatment when designing all aspects of pay, but the primary driver of our program design is to support our business objectives. Stock options and performance-based RSUs are intended to satisfy the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code and are therefore considered a tax deductible expense. Time-based RSUs do not qualify as performance-based and may not be fully deductible.

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The annual cash incentive program satisfies the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code and is therefore a tax deductible expense. For payments under our annual cash incentive program to be considered performance-based compensation under Section 162(m), the Committee can only exercise negative discretion relative to actual performance when determining the amount to be paid. In order to ensure compliance with Section 162(m), the Committee has established a target in excess of the maximum individual payout allowed to NEOs under our annual cash incentive program. Reductions are made each year and are not a reflection of the performance of the NEOs but rather ensure flexibility with respect to paying based upon performance.

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Compensation Committee Report on Executive Compensation

We have reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommend to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2014.

By the members of the Compensation Committee of the Board of Directors as of March 4, 2015:

•	Janice D. Stoney, Chair
•	Joseph R. Cleveland
•	Frank T. MacInnis
•	Keith A. Meister
•	Steven W. Nance
•	Laura A. Sugg

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, Mesdames Stoney and Sugg, and Messrs. Cleveland, MacInnis, Mandelblatt, Meister, Nance, and Smith served on the Compensation Committee. None of these Committee members has ever been an officer or employee of the Company or any of our subsidiaries and none has an interlocking relationship requiring disclosure under applicable SEC rules.

Messrs. Armstrong and Chappel and Ms. Robyn L. Ewing, our Senior Vice President & Chief Administrative Officer, served on the Compensation Committee of Williams Partners L.P. (formerly known as Access Midstream Partners, L.P.) until it was dissolved in December 2014. Mr. Armstrong was appointed Chief Executive Officer of the general partner of Williams Partners on December 31, 2014 and is a member of our Board. These persons received no compensation from Williams Partners.

Executive Compensation and Other Information

2014 Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the NEOs earned during fiscal years 2014, 2013, and 2012.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Alan S. Armstrong	2014	$1,072,308	$-	$7,243,983	$998,100	$652,455	$1,597,293	$40,476	$11,604,615
President & Chief	2013	1,025,385	-	3,239,986	833,629	1,042,875	(444,854)	27,402	5,724,423
Executive Officer	2012	984,615	-	2,945,591	902,198	1,154,000	981,155	22,568	6,990,127
Donald R. Chappel	2014	656,000	-	4,150,747	456,278	262,000	845,060	25,738	6,395,822
SVP, Chief	2013	642,692	-	1,688,482	421,202	425,000	(279,396)	22,595	2,920,575
Financial Officer	2012	630,000	-	1,795,121	541,315	553,000	431,565	16,803	3,967,804
Rory L. Miller	2014	471,923	-	2,234,009	285,173	168,000	547,729	21,655	3,728,488
SVP, Atlantic - Gulf	2013	452,692	-	914,600	228,153	285,000	(190,499)	16,468	1,706,414
	2012	435,385	-	1,107,002	333,813	291,000	301,516	19,910	2,488,626
John R. Dearborn	2014	442,692	200,000	2,158,793	266,160	125,000	148,450	25,672	3,366,767
SVP, NGL /	2013
Petchem Services	2012
James E. Scheel	2014	420,385	-	2,117,770	228,135	142,000	365,137	22,440	3,295,866
SVP, Northeast	2013	392,692	-	984,937	245,702	190,000	(137,945)	20,448	1,695,834
Gathering & Processing	2012

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(1)	John Dearborn was provided a $200,000 retention bonus at hire that was paid in 2014. There are no additional cash payments due.
(2)

Stock Awards. Awards were granted under the terms of the 2007 Incentive Plan and include time-based and performance-based RSUs. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the stock awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2014. Also includes a leveraged RSU award granted on October 25, 2014. The leveraged RSU is a new type of grant for Williams and is not expected to be a part of the annual equity awards.

The potential maximum values of the performance-based RSUs, subject to changes in performance outcomes, are as follows:

2014 Performance-Based RSU Maximum Potential
Alan S. Armstrong	$5,161,632
Donald R. Chappel	1,930,560
Rory L. Miller	1,206,592
John R. Dearborn	1,126,166
James E. Scheel	965,313

The potential maximum values of the leveraged RSUs, subject to changes in performance outcomes, are as follows:

2014 Leveraged RSU Maximum Potential
Alan S. Armstrong	$24,000,000
Donald R. Chappel	16,800,000
Rory L. Miller	7,920,000
John R. Dearborn	7,920,000
James E. Scheel	7,920,000

(3)

Option Awards. Awards are granted under the terms of the 2007 Incentive Plan and include non-qualified stock options. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the option awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2014.

(4)	Non-Equity Incentive Plan. The maximum annual incentive pool funding for NEOs is 250% of target.
(5)

Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amount shown is the aggregate change from December 31, 2013 to December 31, 2014 in the actuarial present value of the accrued benefit under the qualified pension and non-qualified plan. The primary reasons for the increase in the change in present value is a lower discount rate and revised life expectancy rates used to measure these benefits at the end of 2014. The lower discount rate results in a larger present value at the end of 2014. The underlying design of these programs did not change from 2013 to 2014. Please refer to the “Pension Benefits” table for further details of the present value of the accrued benefit.

(6)

All Other Compensation. Amounts shown represent payments made on behalf of the NEOs and include life insurance premiums, a 401(k) matching contribution, tax gross-ups on the imputed income related to spousal travel for business purposes and perquisites (if applicable). Perquisites may include financial planning services, mandated annual physical exam and personal use of the Company aircraft. If the NEO used the Company aircraft, the incremental cost method is used to calculate the personal use of the Company aircraft. The incremental cost calculation includes such items as fuel, maintenance, weather and airport services, pilot meals, pilot overnight expenses, aircraft telephone and catering. There were no individual aggregate amounts exceeding $10,000 of perquisites for any of our NEOs. Amounts do not include arrangements that are generally available to our employees and do not discriminate in scope, terms or operations in favor of our NEOs, such as relocation, medical, dental, and disability programs.

Notable Items

The Compensation Committee considers the compensation of CEOs from similarly-sized comparator companies when setting Mr. Armstrong’s pay. It is the competitive norm for CEOs to be paid more than other NEOs. In addition, the Compensation Committee believes the difference in pay between the CEO and other NEOs is

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consistent with our compensation philosophy (summarized in the CD&A), which considers the external market and internal value of each job to the Company along with the incumbent’s experience and performance of the job in setting pay. The CEO’s job is different from the other NEOs because the CEO has ultimate responsibility for performance results and is accountable to the Board and stockholders. Consequently, the Compensation Committee believes it is appropriate for the CEO’s pay to be higher.

Mr. Chappel’s base pay, annual cash incentive target and long-term incentive amounts for 2014 are higher than other NEOs (other than the CEO) because of the impact of his role and market data. Because Mr. Chappel directly interfaces with stockholders and has greater accountability to stockholders, his pay is greater than that of the other NEOs, excluding the CEO.

Grants of Plan Based Awards

The following table sets forth certain information with respect to the grant of stock options, RSUs and awards payable under the Company’s annual cash incentive plan during the last fiscal year to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options (5)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Armstrong	2/24/2014	$0	$1,340,385	$3,350,961					133,080	$41.77	$998,100
	2/24/2014				0	78,041	156,082				2,580,816
	2/24/2014							31,422			1,312,497
	10/25/2014				0	56,807	284,035				3,350,670
Chappel	2/24/2014	0	492,000	1,230,000					60,837	41.77	456,278
	2/24/2014				0	29,189	58,378				965,280
	2/24/2014							20,110			839,995
	10/25/2014				0	39,765	198,825				2,345,472
Miller	2/24/2014	0	330,346	825,865					38,023	41.77	285,173
	2/24/2014				0	18,243	36,486				603,296
	2/24/2014							12,569			525,007
	10/25/2014				0	18,746	93,730				1,105,706
Dearborn	2/24/2014	0	287,750	719,375					35,488	41.77	266,160
	2/24/2014				0	17,027	34,054				563,083
	2/24/2014							11,731			490,004
	10/25/2014				0	18,746	93,730				1,105,706
Scheel	2/24/2014	0	294,269	735,673					30,418	41.77	228,135
	2/24/2014				0	14,595	29,190				482,657
	2/24/2014							10,055			419,997
	10/25/2014				0	18,746	93,730				1,215,116

Note: Information provided is as of the close of market on December 31, 2014.

(1)	Non-Equity Incentive Awards. Awards from the 2014 AIP are shown.
•	Threshold: At threshold, the 2014 AIP awards are zero
•	Target: The amount shown is based upon a business performance attainment of 100%.
•	Maximum: The maximum amount the NEOs can receive is 250% of their AIP target.
(2)

Includes performance-based RSUs granted on 2/24/2014 under the 2007 Incentive Plan. Performance-based RSUs can be earned over a three-year period only if the established performance target is met and the NEO is employed on the certification date, subject to certain exceptions such as the executive’s death, disability or retirement. Under any circumstances, these shares will be distributed no earlier than the third anniversary of the grant other than due to a

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P

termination upon a change in control. If performance plan goals are exceeded, the NEO can receive up to 200% of target. If plan threshold goals are not met, the NEO’s awards are cancelled in their entirety.

(3)

Includes a 10/25/2014 award of Leveraged RSUs granted under the 2007 Incentive Plan. The award incents the growth of TSR over a three-year period. In order for the award to generate value for the recipient, the annualized absolute TSR over the three-year period must be at least 7%. At the 7% annualized TSR result, the recipient would receive half of the units granted, regardless of the performance relative to our 2015 comparator company group. A result below 7% annualized TSR will not generate any distribution to the award recipients and the awards will be cancelled in their entirety. For each full percentage point the annualized absolute TSR improves above the 7% threshold, the number of units vesting will increase by a factor of the original unit award amount. This factor amount will vary based on Williams TSR performance relative to our 2015 comparator company group. When Williams TSR over the performance period meets or exceeds the median TSR of our comparator group of companies, the number of units earned will increase by a factor of 25% of the original unit award for each 1% above a 7% annualized TSR and by 50% of the original unit award for each 1% above a 12% annualized TSR. When Williams TSR over the performance period falls below the median TSR of our comparator group of companies, the number of units earned will increase by a factor of 10% of the original award for each 1% above a 7% annualized TSR. While the awards will vest on 10/25/2017, any earned units are scheduled to distribute one-third on 10/25/2017, one-third on 10/25/2018, and one-third on 10/25/2019. The earned award may not exceed five times the number of original units granted or eight times the target value of the award in dollars.

(4)	Represents time-based RSUs granted under the 2007 Incentive Plan. Time-based units vest three-years from the grant date of 2/24/2014 on 2/24/2017.
(5)

Represents stock options granted under the 2007 Incentive Plan. Stock options granted in 2014 become exercisable in three equal annual installments beginning one-year after the grant date. One-third of the options vested on 2/24/2015, another one-third will vest on 2/24/2016, with the final one-third vesting on 2/24/2017. Once vested, stock options are exercisable for a period of 10 years from the grant date.

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Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards held by the NEOs at the end of 2014.

	Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Stock or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Armstrong	2/24/2014	–	133,080		$41.77	2/24/2024	10/25/2014 (4)			56,807	$2,552,907
	2/25/2013	49,181	98,364		33.57	2/25/2023	2/24/2014 (2)			31,422	1,412,105
	2/27/2012	106,454	53,227		29.11	2/27/2022	2/24/2014 (3)			78,041	3,507,163
	2/24/2011	72,486	–		24.21	2/24/2021	2/25/2013 (2)			35,374	1,589,708
	2/23/2010	60,646	–		17.28	2/23/2020	2/25/2013 (3)			88,469	3,975,797
	2/23/2009	108,587	–		8.85	2/23/2019	2/27/2012 (2)			34,352	1,543,779
	2/25/2008	37,420	–		29.72	2/25/2018	2/27/2012 (3)			84,518	3,798,239
	2/26/2007	41,660	–		23.04	2/26/2017
	3/3/2006	29,648	–		17.65	3/3/2016
	2/25/2005	40,060	–		15.71	2/25/2015
Chappel	2/24/2014	–	60,837		41.77	2/24/2024	10/25/2014 (4)			39,765	1,787,039
	2/25/2013	24,849	49,700		33.57	2/25/2023	2/24/2014 (2)			20,110	903,743
	2/27/2012	63,872	31,936		29.11	2/27/2022	2/24/2014 (3)			29,189	1,311,754
	2/24/2011	60,887	–		24.21	2/24/2021	2/25/2013 (2)			25,022	1,124,489
	2/23/2010	71,348	–		17.28	2/23/2020	2/25/2013 (3)			36,573	1,643,591
	2/23/2009	135,733	–		8.85	2/23/2019	2/27/2012 (2)			28,856	1,296,789
	2/25/2008	62,367	–		29.72	2/25/2018	2/27/2012 (3)			41,491	1,864,606
	2/26/2007	59,515	–		23.04	2/26/2017
	3/3/2006	51,495	–		17.65	3/3/2016
Miller	2/24/2014	–	38,023		41.77	2/24/2024	10/25/2014 (4)			18,746	842,445
	2/25/2013	13,460	26,921		33.57	2/25/2023	2/24/2014 (2)			12,569	564,851
	2/27/2012	39,388	19,694		29.11	2/27/2022	2/24/2014 (3)			18,243	819,840
	2/24/2011	36,243	–		24.21	2/24/2021	2/25/2013 (2)			13,554	609,117
							2/25/2013 (3)			19,810	890,261
							2/27/2012 (2)			17,795	799,707
							2/27/2012 (3)			25,586	1,149,835
Dearborn	2/24/2014	–	35,488		41.77	2/24/2024	10/25/2014 (4)			18,746	842,445
							2/24/2014 (2)			11,731	527,191
							2/24/2014 (3)			17,027	765,193
							5/1/2013 (2)			21,328	958,480
Scheel	2/24/2014	–	30,418		41.77	2/24/2024	10/25/2014 (4)			18,746	842,445
	2/25/2013	14,495	28,992		33.57	2/25/2023	2/24/2014 (2)			10,055	451,872
	2/27/2012	39,920	19,960		29.11	2/27/2022	2/24/2014 (3)			14,595	655,899
							2/25/2013 (2)			14,596	655,944
							2/25/2013 (3)			21,334	958,750
							2/27/2012 (2)			18,035	810,493
							2/27/2012 (3)			25,932	1,165,384

Note: Information provided is as of the close of market on December 31, 2014.

Note: On December 31, 2011, we completed a tax-free spinoff of 100% of our exploration and production business, WPX Energy, Inc. (“WPX”), to our stockholders. At that time, we distributed one share of WPX common stock for every three shares of Williams’ common stock. As required under our 2007 Incentive Plan, we adjusted all outstanding equity awards on December 31, 2011 by applying an equity conversion factor. The intent of the equity conversion was to prevent dilution or enlargement of the benefits available under our incentive plans. The conversion resulted in increasing the number of stock options which were granted after January 1, 2006, in order to maintain the intrinsic value of these grants at the time of the spinoff. Stock options that were granted prior to December 31, 2005 were adjusted to provide both WMB stock options and WPX stock options using a distribution ratio of 3 to 1. All stock option awards, including option exercise price, granted prior to January 1, 2012 have been adjusted accordingly.

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Stock Options

(1)	The following table reflects the vesting schedules for associated stock option grant dates for awards that were not 100% vested as of December 31, 2014.

Grant Date	Vesting Schedule	Vesting Dates
2/24/2014	One-third vests each year for three years	2/24/2015, 2/24/2016, 2/24/2017
2/25/2013	One-third vests each year for three years	2/25/2014, 2/25/2015, 2/25/2016
2/27/2012	One-third vests each year for three years	2/27/2013, 2/27/2014, 2/27/2015

Note: Mr. Armstrong has outstanding WPX stock options as a result of the equity conversion on December 31, 2011 in conjunction with the WPX spinoff. Mr. Armstrong has 13,353 outstanding WPX stock options. These expire in 2015.

Stock Awards

(2)	The following table reflects the vesting dates for associated time-based restricted stock unit award grant dates:

Grant Date	Vesting Schedule	Vesting Dates
2/24/2014	100% vests in three years	2/24/2017
2/25/2013	100% vests in three years	2/25/2016
2/27/2012	100% vests in three years	2/27/2015

(3)

All performance-based RSUs are subject to attainment of performance targets established by the Compensation Committee. These awards will vest no earlier than three years from the date of grant. The awards included on the table are outstanding as of December 31, 2014.

(4)

All Leveraged RSUs are subject to attainment of performance targets established by the Compensation Committee. The awards will vest no earlier than October 25, 2017. Any earned units are scheduled to distribute in one-third increments on October 25, 2017, October 25, 2018 and October 25, 2019.

(5)	Values are based on a closing stock price of $44.94 on December 31, 2014.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised by the NEO and stock that vested during fiscal year 2014.

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Alan S. Armstrong	–	–	156,365	$6,531,366
Donald R. Chappel	55,083	$1,752,392	93,103	3,888,912
Rory L. Miller	49,599	1,216,374	66,505	2,777,914
John R. Dearborn	–	–	–	–
James E. Scheel	23,827	581,749	12,764	533,152

(1)	Additionally, in conjunction with the equity conversion as mentioned in the “Outstanding Equity Awards” table, Mr. Miller exercised 2,921 WPX stock options.

Retirement Plan

The retirement plan for the Company’s executives consists of two plans: the pension plan and the retirement restoration plan as described below. Together these plans provide the same level of benefits to our executives as the pension plan provides to all other employees of the Company. The retirement restoration plan was implemented to address the annual compensation limit of the Internal Revenue Code.

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Pension Plan

Our executives who have completed one-year of service participate in our pension plan on the same terms as our other employees. Our pension plan is a noncontributory, tax qualified defined benefit plan (with a cash balance design) subject to the Employee Retirement Income Security Act of 1974, as amended.

Each year, participants earn compensation credits that are posted to their cash balance account. The annual compensation credits are equal to the sum of a percentage of eligible pay (base pay and certain bonuses) and a percentage of eligible pay greater than the social security wage base. The percentage credited is based upon the participant’s age as shown in the following table:

Age	Percentage of Eligible Pay		Percent of Eligible Pay Greater than the Social Security Wage Base
Less than 30	4.5%	+	From 1% to 1.2%
30-39	6%	+	2%
40-49	8%	+	3%
50 or over	10%	+	5%

For participants who were active employees and participants under the plan on March 31, 1998, and April 1, 1998, the percentage of eligible pay is increased by 0.3% multiplied by the participant’s total years of benefit service earned as of March 31, 1998.

In addition, interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan.

The monthly annuity available to those who take normal retirement is based on the participant’s account balance as of the date of retirement. Normal retirement age is 65. Early retirement eligibility begins at 55. At retirement, participants may choose to receive a single-life annuity (for single participants) or a qualified joint and survivor annuity (for married participants) or they may choose one of several other forms of payment having an actuarial value equal to that of the relevant annuity.

Retirement Restoration Plan

The Internal Revenue Code limits pension benefits based on the annual compensation limit that can be accrued in tax-qualified defined benefit plans, such as our pension plan. Any reduction in an executive’s pension benefit accrual due to these limits will be compensated, subject to a cap, under an unfunded top hat plan — our retirement restoration plan.

The elements of compensation that are included in applying the payment and benefit formula for the retirement restoration plan are the same elements that are used, except for application of a cap, in the base pension plan for all employees. The elements of pay included in that definition are total base pay, including any overtime, base pay-reduction amounts, and cash bonus awards, if paid (unless specifically excluded under a written bonus or incentive-pay arrangement). Specifically excluded from the definition are severance pay, cost-of-living pay, housing pay, relocation pay (including mortgage interest differential), taxable and non-taxable fringe benefits, and all other extraordinary pay, including any amounts received from equity compensation awards.

With respect to bonuses, annual cash incentives are considered in determining eligible pay under the pension plan. Long-term equity compensation incentives are not considered.

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Pension Benefits

The following table sets forth certain information with respect to the actuarial present value of the accrued benefit as of December 31, 2014 under the qualified pension plan and retirement restoration plan.

Name	Plan Name	Number of Years Credited Services	Present Value of Accrued Benefit (1)	Payments During Last Fiscal Year
Alan S. Armstrong	Pension Plan	29	853,621	–
	Retirement Restoration Plan	29	3,297,202	–
Donald R. Chappel (2)	Pension Plan	12	487,151	–
	Retirement Restoration Plan	12	2,561,613	–
Rory L. Miller	Pension Plan	25	797,518	–
	Retirement Restoration Plan	25	734,486	–
John R. Dearborn (3)	Pension Plan	1	76,749	–
	Retirement Restoration Plan	1	104,903	–
James E. Scheel	Pension Plan	26	705,325	–
	Retirement Restoration Plan	26	236,790	–

(1)

The primary actuarial assumptions used to determine the present values include an annual interest credit to normal retirement age equal to 4.75% and a discount rate equal to 3.98% for the pension plan and discount rate equal to 3.56% for the retirement restoration plan.

(2)	Mr. Chappel is the only NEO eligible to retire as of 12/31/2014.
(3)	Mr. Dearborn is not vested in either benefit as of 12/31/2014.

Nonqualified Deferred Compensation

We do not provide other nonqualified deferred compensation for any of our NEOs or other employees.

Change in Control Agreements

We have entered into change in control agreements with each of our NEOs to facilitate continuity of management if there is a change in control of the Company.

If during the term of a change in control agreement, a “change in control” occurs and (i) the employment of any NEO is terminated other than for “cause,” “disability,” death or a “disqualification disaggregation” or (ii) an NEO resigns for “good reason,” such NEO is entitled to the following:

•	Within 10 business days after the termination date:

–	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment);

•	On the first business day following six months after the termination date:

–	Prorated annual cash incentive for the year of separation through the termination date (lump sum payment);

–

A severance amount equal to three times the sum of his/her base salary and annual cash incentive amount for executive officers, as of the termination date (lump sum payment). The annual cash incentive amount is equal to his/her target percentage multiplied by his/her base salary in effect at the termination date as if performance goals were achieved at 100%;

–	An amount equal to three times for executive officers, the total allocations made by Williams for the NEO in the preceding calendar year under our retirement restoration plan (lump sum payment);

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–	An amount equal to the sum of the value of the unvested portion of the NEO’s accounts or accrued benefits under the Company’s 401K plan that would have otherwise been forfeited (lump sum payment);

•

Continued participation in the Company’s medical benefit plans for so long as the NEO elects coverage or 18 months from the termination, whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	All restrictions on stock options held by the NEO will lapse, and the options will vest and become immediately exercisable;

•	All restricted stock units will vest and will be paid out only in accordance with the terms of the respective award agreements

•	Continued participation in the Company’s directors’ and officers’ liability insurance for six-years or any longer known applicable statute of limitations period;

•	Indemnification as set forth under the Company’s By-laws; and

•	Outplacement benefits for six months at a cost not exceeding $25,000 for NEOs.

We provide a ‘best net’ provision providing our NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, subjecting them to possible excise tax payments. If an NEO’s employment is terminated for “cause” during the period beginning upon a change of control and continuing for two-years or until the termination of the agreement, whichever happens first, the NEO is entitled to accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment).

The agreements with our NEOs use the following definitions:

“Cause” means an NEO’s:

•	Conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	Willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on Williams or any of its subsidiaries or affiliates;

•	Willful or reckless violation or disregard of the code of business conduct of Williams or the policies of Williams or its subsidiaries; or

•	Habitual or gross neglect of his/her duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under the Company’s By-laws, indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change of control and continuing for two-years or until the termination of the agreement, whichever happens first. An NEO’s act or failure to act (except as relates to a conviction or plea of nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of Williams or its affiliate or required by law shall not be Cause if the NEO cures the action or non-action within 10 days of notice. Furthermore, no act or failure to act will be Cause if the NEO acted under the advice of Williams’ counsel or required by the legal process.

“Change in control” means:

•

Any person or group (other than an affiliate of Williams or an employee benefit plan sponsored by Williams or its affiliates) becomes a beneficial owner, as such term is defined under the Exchange Act, of

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20% or more of the Company’s common stock or 20% or more of the combined voting power of all securities entitled to vote generally in the election of directors (“Voting Securities”), unless such person owned both more than 75% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion immediately before such acquisition;

•

The Williams directors as of a date of the agreement (“Existing Directors”) and directors approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of the directors of Williams;

•

Consummation of any merger, reorganization, recapitalization consolidation, or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the person who was the direct or indirect owner of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owner of at least 65% of the then outstanding common stock and Voting Securities representing 65% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportion as that person’s ownership immediately before such Reorganization Transaction; or

•

Approval by the stockholders of Williams of the sale or other disposition of all or substantially all of the consolidated assets of Williams or the complete liquidation of Williams other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by Williams immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of outstanding Williams common stock and Voting Securities prior to the transaction continuing to own, directly or indirectly, 50% or more of the assets that were owned by Williams immediately prior to the transaction.

A change in control will not occur if:

•	The NEO agrees in writing prior to an event that such an event will not be a change in control; or

•

The Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his/her duties for twelve months or more and for which he is receiving income replacement benefits from a Company plan for not less than three months.

“Disqualification disaggregation” means:

•	The termination of an NEO from Williams or an affiliate’s employment before a change in control for any reason; or

•

The termination of an NEO’s employment by a successor (during the period beginning upon a change of control and continuing for two-years or until the termination of the agreement, whichever happens first), if the NEO is employed in substantially the same position and the successor has assumed the Williams change in control agreement.

“Good reason” means, generally, a material adverse change in the NEO’s title, position, or responsibilities, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to Company peers, a successor company’s failure to honor the agreement, or the failure of the Board to provide written notice of the act or omission constituting “cause.”

Termination Scenarios

The following table sets forth circumstances that provide for payments to the NEOs following or in connection with a change in control of the Company or an NEO’s termination of employment for cause, upon retirement, upon death and disability, or not for cause. NEOs are generally eligible to retire at the earlier of age 55 and completion of 3 years of service or age 65.

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All values are based on a hypothetical termination date of December 31, 2014 and a closing stock price of $44.94 on such date. The values shown are intended to provide reasonable estimates of the potential benefits the NEOs would receive upon termination. The values are based on various assumptions and may not represent the actual amount an NEO would receive. In addition to the amounts disclosed in the following table, a departing NEO would retain the amounts he/she has earned over the course of his/her employment prior to the termination event, including accrued retirement benefits and previously vested stock options and restricted stock units.

Name	Payment	For Cause (1)	Retirement (2)	Death & Disability (3)	Not for Cause (4)	CIC (5)
Armstrong	Stock options	$—	$—	$2,382,846	$—	$2,382,846
	Stock awards	—	—	12,050,212	12,050,212	18,751,398
	AIP	—	—	1,350,000	1,350,000	1,350,000
	Cash Severance	—	—	—	—	7,290,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	25,410
	Retirement Restoration Plan Enhancement	—	—	—	—	1,030,784
	‘Best Net’ Provision	—	—	—	—	–
	Total	$0	$0	$15,783,058	$13,400,212	$30,855,437
Chappel	Stock options	—	1,263,489	1,263,489	—	1,263,489
	Stock awards	—	5,671,527	6,833,576	6,833,576	10,211,476
	AIP	—	493,500	493,500	493,500	493,500
	Cash Severance	—	—	—	—	3,454,500
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	18,719
	Retirement Restoration Plan Enhancement	—	—	—	—	369,450
	‘Best Net’ Provision	—	—	—	—	0
	Total	$0	$7,428,516	$8,590,565	$7,327,076	$15,836,134
Miller	Stock options	—	—	738,381	—	738,381
	Stock awards	—	—	4,041,221	4,041,221	5,839,063
	AIP	—	—	332,500	332,500	332,500
	Cash Severance	—	—	—	—	2,422,500
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	25,410
	Retirement Restoration Plan Enhancement	—	—	—	—	260,619
	‘Best Net’ Provision	—	—	—	—	0
	Total	$0	$0	$5,112,102	$4,373,721	$9,643,473
Dearborn	Stock options	—	—	112,497	—	112,497
	Stock awards	—	—	1,843,861	1,843,861	3,192,142
	AIP	—	—	289,250	289,250	289,250
	Cash Severance	—	—	—	—	2,202,750
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	22,604
	Retirement Restoration Plan Enhancement (6)	—	—	—	—	258,503
	‘Best Net’ Provision	—	—	—	—	0
	Total	$0	$0	$2,245,608	$2,133,111	$6,102,745
Scheel	Stock options	—	—	742,031	—	742,031
	Stock awards	—	—	3,996,574	3,996,574	5,703,511
	AIP	—	—	297,500	297,500	297,500
	Cash Severance	—	—	—	—	2,167,500
	Outplacement (7)	—	—	—	—	190,000
	Health & Welfare	—	—	—	—	23,818
	Retirement Restoration Plan Enhancement	—	—	—	—	146,313
	‘Best Net’ Provision	—	—	—	—	0
	Total	$0	$0	$5,036,105	$4,294,074	$9,270,673
(1)	If an NEO is terminated for cause or leaves the company voluntarily, no additional benefits will be received.
(2)

Mr. Chappel is the only NEO eligible to retire as of 12/31/2014. If an NEO retires, then the annual cash incentive for the year of separation is pro-rated to the retirement date and is paid when all active employees’ annual cash incentives are paid after

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the company performance is certified. All unvested stock options will fully accelerate. A pro-rated portion of the unvested time based restricted stock units will accelerate and a pro-rated portion of any performance-based and leveraged restricted stock units will vest on the original vesting date if the Compensation Committee certifies that the performance measures were met. The annual cash incentive award estimates, as of 12/31/2014, are shown at target.

(3)

If an NEO dies or becomes disabled, then the annual cash incentive for the year of separation is pro-rated through the separation or leave date and is paid when all active employees’ annual cash incentives are paid after the company performance is certified. All unvested stock options will fully accelerate. All unvested time-based restricted stock units will fully accelerate, and a pro-rated portion of any performance-based and leveraged restricted stock units will vest if the Compensation Committee certifies that the performance measures were met. The annual cash incentive award estimates, as of 12/31/2014, are shown at target.

(4)

For an NEO who is involuntarily terminated and who receives severance or for an NEO whose termination is due to the sale of a business or outsourcing any portion of a business and for whom no comparable internal offer of employment is made, all unvested time-based restricted stock units will fully accelerate and a pro-rated portion of any performance-based and leveraged restricted stock units will vest if the Compensation Committee certifies that the performance measures were met. However all unvested stock options cancel. If this separation occurs during the last quarter of the fiscal year, the annual cash incentive for the year of separation is pro-rated through the separation or leave date and is paid when all active employees’ annual cash incentives are paid after the company performance is certified. The annual cash incentive award estimates, as of 12/31/2014, are shown at target.

(5)	See “Change in Control Agreements” above.
(6)	Mr. Dearborn’s retirement benefit includes his unvested qualified defined contribution account balance which would become vested upon a CIC and a qualifying termination of employment.
(7)	Mr. Scheel’s outplacement benefit includes a relocation benefit. He is the only NEO with this additional benefit.

Please note that we make no assumptions as to the achievement of performance goals as it relates to the performance-based RSUs. If an award is covered by Section 409A of the Internal Revenue Code, lump sum payments and distributions occurring from these events will occur six months after the triggering event as required by the Internal Revenue Code and our award agreements.

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Compensation of Directors

Only non-employee directors receive director fees. In 2014, the Company paid non-employee directors:

•	$110,000 annual retainer paid in quarterly cash payments
•	$140,000 annual equity retainer in the form of RSUs which will vest after one-year and are subject to 60% retention until the director meets the five-times annual retainer stock ownership guidelines
•	$20,000 annual retainer paid in quarterly cash payments for Committee Chairs (Audit, Compensation, Finance, Nominating and Governance Committees, and Safety)
•

$190,000 annual retainer paid in quarterly cash payments and $160,000 annual equity retainer in the form of RSUs which will vest after one-year and are subject to 60% retention as noted above for the non-employee Chairman of the Board

The annual cash retainers paid to the non-employee directors are made through quarterly cash payments. Through The Williams Companies, Inc. Amended and Restated 2007 Incentive Plan, the annual equity retainer vests after one-year and is subject to 60% retention if the non-employee director has not satisfied the stock ownership guidelines as approved by the Compensation Committee. Paying dividend equivalents on annual non-employee director equity grants was also approved in 2012. Dividend equivalents will be paid in the form of cash after the one-year vesting term. Beginning in 2013, non-employee directors have the option to defer their annual equity grants until retirement. If the director elects not to defer, shares will be distributed at the scheduled vesting date and dividends will be paid in the form of cash. If the director elects to defer vested shares until retirement, the dividends will be reinvested until such date.

Non-employee directors generally receive their compensation on the date of the annual stockholders meeting. The following table shows how compensation is paid to individuals who become non-employee directors after the annual meeting.

An individual who became a non-employee director...	...but before...	...will receive...	...as of...
after the annual meeting	August 1	full compensation	December 15
on or after August 1	or on December 15	pro-rated compensation	December 15
on or after December 16	the next annual meeting	pro-rated compensation	the next annual meeting date

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in director education programs. In addition, Williams pays premiums on directors’ and officers’ liability insurance policies.

Like all Williams employees, directors are eligible to participate in the Williams Matching Grant Program for eligible charitable organizations and the United Way Program. The maximum matching contribution in any calendar year is $10,000 for a participant in the Matching Grant Program and $25,000 for a participant in the United Way Program. No match is made to the United Way under the Matching Grant Program unless the giving relates to a natural disaster or is applied to the funding of a capital campaign at a United Way funded agency.

As referenced previously, we entered into an agreement with the Investor Group pursuant to which Mr. Mandelblatt was appointed to our Board in February 2014 and Mr. Meister joined the Board in November 2014. Under the terms of the agreement, Mr. Mandelblatt and Mr. Meister will not receive any form of cash or equity compensation, for their service on our Board.

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Director Compensation for Fiscal Year 2014

The compensation earned by each director for 2014 service is outlined in the following table:

Name	Fees Earned or Paid in Cash (1)	Fees Earned or Paid in Stock (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Joseph R. Cleveland	$110,000	$140,010	$-	$-	$-	$-	$250,010
Kathleen B. Cooper	130,000	140,010	-	-	-	18,218	288,228
John A. Hagg	110,000	140,010	-	-	-	5,000	255,010
Juanita H. Hinshaw	130,000	140,010	-	-	-	22,718	292,728
Ralph Izzo	110,000	140,010	-	-	-	6,000	256,010
Frank T. MacInnis	320,000	300,041	-	-	-	20,000	640,041
Eric W. Mandelblatt (4)	-	-	-	-	-	10,000	10,000
Keith A. Meister (4)	-	-	-	-	-	0	0
Steven W. Nance (5)	125,000	140,010	-	-	-	2,750	267,760
Murray D. Smith	110,000	140,010	-	-	-	2,025	252,035
Janice D. Stoney	130,000	140,010	-	-	-	25,000	295,010
Laura A. Sugg	110,000	140,010	-	-	-	0	250,010

(1)	The fees paid in cash are itemized in the following chart.

	Cash Retainers
Name	Annual Cash Retainer Including Service on Two Committees	Audit Committee Chair Retainer	Compensation Committee Chair Retainer	Nominating & Governance Committee Chair Retainer	Finance Committee Chair Retainer	Safety Committee Chair Retainer	Non- employee Chairman of the Board Retainer	Total
Cleveland	$110,000	-	-	-	-	-	-	$110,000
Cooper	110,000	$20,000	-	-	-	-	-	130,000
Hagg	110,000	-	-	-	-	-	-	110,000
Hinshaw	110,000	-	-	-	$20,000	-	-	130,000
Izzo	110,000	-	-	-	-	-	-	110,000
MacInnis	110,000	-	-	$20,000	-	-	$190,000	320,000
Mandelblatt (4)	-	-	-	-	-	-	-	-
Meister (4)	-	-	-	-	-	-	-	-
Nance (5)	110,000	-	-	-	-	$15,000	-	125,000
Smith	110,000	-	-	-	-	-	-	110,000
Stoney	110,000	-	$20,000	-	-	-	-	130,000
Sugg	110,000	-	-	-	-	-	-	110,000

(2)

Awards were granted under the terms of the 2007 Incentive Plan and represent time-based RSUs. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the stock awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2014.

(3)

All other compensation includes paid dividend equivalents from the May 2013 RSU awards that vested and distributed in May of 2014, matching contributions paid in 2014 made on behalf of the Board to charitable organizations through the Matching Grants Program or the United Way Program, and tax gross-ups on the imputed income related to spousal travel for business purposes. It is possible for Directors to make contributions at the end of the year that are not matched by the Company until the following year. Dr. Cooper, Mr. Izzo, Mr. MacInnis, Mr. Nance, and Ms. Sugg made 2014 contributions through the Matching Grants Program or the United Way Program at the end of the year that will be matched by the Company in early 2015.

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(4)

Under the terms of their agreements, Mr. Mandelblatt and Mr. Meister will not receive any form of cash or equity compensation, for their service on our Board. They are eligible to participate in the Matching Grants Program or the United Way Program as previously described.

(5)	Mr. Nance’s committee chair retainer reflects a partial year because the Safety Committee did not form until May 2014.

Outstanding Awards as of Fiscal Year End 2014

The aggregate number of stock options and stock awards held by directors outstanding at December 31, 2014 is as follows:

Name	Number of Shares or Units of Stock Outstanding	Number of Securities Underlying Unexercised Options Exercisable
Joseph R. Cleveland	7,053	-
Kathleen B. Cooper	3,000	5,527
John A. Hagg	8,662	-
Juanita H. Hinshaw	3,000	13,379
Ralph Izzo	8,067	-
Frank T. MacInnis	15,113	13,379
Eric W. Mandelblatt	-	-
Keith A. Meister	-	-
Steven W. Nance	8,662	-
Murray D. Smith	8,662	-
Janice D. Stoney	30,384	-
Laura A. Sugg	7,053	-

Note: Ms. Hinshaw and Mr. MacInnis have outstanding WPX stock options as a result of the equity conversion on December 31, 2011 in conjunction with the WPX spinoff. Ms. Hinshaw’s and Mr. MacInnis’ outstanding WPX stock options from 2005 are each in the amount of 2,003. These awards have expiration dates in 2015.

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Equity Compensation Stock Plans

Securities authorized for issuance under equity compensation plans

The following table provides information concerning Williams common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2014, including The Williams Companies, Inc. 2007 Incentive Plan, The Williams Companies, Inc. 2002 Incentive Plan, The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, and 2007 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column of This Table) (3)
Equity Compensation plans approved by security holders	9,608,660	$25.51	23,890,344
Equity Compensation plans not approved by security holders(4)	-	-	-

Total	9,608,660	$25.51	23,890,344

(1)	Includes 3,704,588 shares of RSUs, all of which were approved by security holders.
(2)	Excludes the shares issuable upon the vesting of RSUs included in the first column of this table for which there is no weighted-average price.
(3)	Includes 2,022,999 shares remaining to be issued out of the 2007 Employee Stock Purchase Plan.
(4)	These plans were terminated upon stockholder approval of the 2007 Incentive Plan. There are no stock options outstanding under these plans.

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Report of the Audit Committee

The Audit Committee oversees Williams’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets separately with management, the internal auditors, the independent auditors, and the general counsel. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at www.williams.com. The charter, among other things, provides that the Audit Committee has full authority to appoint, oversee, compensate, evaluate, and terminate when appropriate, the independent auditor. In this context, the Audit Committee:

•

reviewed and discussed the audited financial statements in Williams’ annual report on Form 10-K with management, including a discussion of the quality – not just the acceptability – of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•

reviewed with Ernst & Young LLP, Williams’ independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of Williams’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence;

•

discussed with Ernst & Young LLP its independence from management and Williams and considered whether Ernst & Young LLP could also provide non-audit services without compromising the firm’s independence;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board;
•

discussed with Williams’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Williams’ internal controls and the overall quality of Williams’ financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2014, for filing with the SEC; and

•	appointed Ernst & Young LLP to serve as Williams’ independent auditors for 2015, subject to ratification by the Board and the Company’s stockholders.

This report has been furnished by the members of the Audit Committee of the Board of Directors:

•	Kathleen B. Cooper, Chair
•	Juanita H. Hinshaw
•	Ralph Izzo
•	Keith A. Meister

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PROPOSAL 2	RATIFICATION OF THE
APPOINTMENT OF INDEPENDENT
AUDITORS

The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent auditors for 2015.

The Audit Committee is responsible for selecting Williams’ independent, registered public accounting firm. At a meeting held on March 4, 2015, the Audit Committee appointed the firm of Ernst & Young LLP (“EY”) as the independent auditors to audit our financial statements for calendar year 2015. The Audit Committee considered a number of factors in determining to appoint EY as our independent auditors, including the firm’s professional qualifications and resources, past performance, expertise in our industry, tenure, and capability in handling the breadth and complexity of our business. In selecting the independent auditors, the Audit Committee considered the firm’s independence, and when rotation is required also is involved in the selection of the firm’s lead engagement partner. The Audit Committee believes that the appointment of EY as our independent auditors is in the best interests of our stockholders.

A representative of EY will attend the annual meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided. Stockholder approval of the appointment of EY is not required, but the Audit Committee and the Board are submitting the selection of EY for ratification to obtain our stockholders’ views. If a majority of the stockholders do not ratify the appointment of EY as the independent auditors to audit our financial statements for calendar year 2015, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

Principal Accounting Fees and Services

Fees for professional services provided by our independent auditors for each of the last two fiscal years were as follows:

	2014 (millions)	2013 (millions)
Audit Fees	$9.7	$8.4
Audit-related Fees	0.7	0.5
Tax Fees	0.2	0.4
All Other Fees	-	-
Total	10.6	9.3

Audit fees include fees associated with the annual audits of all of our registrants for SEC and Federal Energy Regulatory Commission reporting purposes, the reviews of our quarterly reports on Form 10-Q, the audit of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services performed in connection with other filings with the SEC. Audit-related fees include audits of employee benefit plans and services performed for other compliance purposes. Tax fees include tax planning, tax advice, and tax compliance. EY does not provide tax services to our executives.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointment, compensation, retention, and oversight of EY, our independent auditors. The Audit Committee is responsible for overseeing the determination of fees associated

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with EY’s audit of our financial statements. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by EY.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of EY. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. In 2013 and 2014, 100% of EY’s services were pre-approved by the Audit Committee.

Change of Williams Partners’ Independent Registered Accounting Firm

Williams Partners (formerly known as Access Midstream Partners, L.P.) merged with Pre-merger Williams Partners in February 2015 and is a significant subsidiary of the Company. The Audit Committee of the Board of Directors of the general partner of Williams Partners dismissed PricewaterhouseCoopers LLP (“PwC”) as Williams Partners’ independent registered public accounting firm upon the filing of Williams Partners’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. The Audit Committee approved the appointment of EY as Williams Partners’ independent registered public accounting firm for the fiscal year ending December 31, 2014.

PwC’s audit reports on Williams Partners’ consolidated financial statements for each of the two most recent fiscal years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years ended December 31, 2013 and 2012, and in the subsequent interim period through October 30, 2014, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in its reports on the consolidated financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of the SEC’s Regulation S-K.

In connection with the audits of Williams Partners’ consolidated financial statements, during Williams Partners’ two most recent fiscal years ended December 31, 2013 and 2012 and subsequent interim period through October 30, 2014, neither Williams Partners, its general partner, nor anyone on each of its behalf consulted with EY regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Williams Partners’ financial statements, and neither a written report nor oral advice was provided to Williams Partners or its general partner that EY concluded was an important factor considered by Williams Partners or its general partner in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

We previously reported this information in our Current Report on Form 8-K dated October 3, 2014, as amended on November 4, 2014.

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PROPOSAL 3	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote “FOR” the approval of the company’s executive compensation.

We request our stockholders’ non-binding, advisory vote on our NEO Compensation as disclosed in accordance with the SEC’s rules in this proxy statement. This proposal is commonly known as a “say-on-pay” proposal.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement on pages 36 to 56 as well as in the tables and narrative in the “Executive Compensation and Other Information” section on pages 57 to 68, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our NEOs for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning our NEOs with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•

The significant majority of NEO target compensation is provided in the form of long-term equity awards, ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock;

•

Performance-based RSU awards are measured based on both relative and absolute TSR. This ensures our stock price performance must perform well in relation to our comparator group of companies while also delivering a strong absolute return to our stockholders in order to deliver the targeted number of RSUs to our NEOs upon vesting; and

•	Our 2014 Annual Incentive Program aligns 2014 payments to actual performance on pre-established targets effectively linking the Company’s financial performance to NEO pay.

We are seeking our stockholders support for our NEO compensation as detailed in this proxy statement. This proposal conforms to SEC requirements and seeks our stockholders views on our NEO compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our NEOs including our pay philosophy, our pay principles and pay practices as described in this proxy statement. The Board asks for your “FOR” advisory vote on the following resolution:

RESOLVED, that the stockholders of The Williams Companies, Inc. (the “Company”) approve, on an advisory basis, the executive compensation of the Company’s named executive officers as disclosed within this proxy statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (Item 402 of Regulation S-K), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this proxy statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for NEOs. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2016 annual meeting of stockholders.

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Incorporation by Reference

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Williams under the Securities Act or the Exchange Act, except to the extent that Williams specifically incorporates such information by reference. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Website Access to Reports and Other Information

We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.williams.com. We make available free of charge through the Investors page of our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Ethics for Senior Officers, Board committee charters, and the Williams Code of Business Conduct are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our corporate secretary at Williams, One Williams Center, MD 47, Tulsa, Oklahoma 74172.

By order of the Board of Directors,
Sarah C. Miller
Corporate Secretary
Interim Senior Vice President and General Counsel

Tulsa, Oklahoma

April 10, 2015

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The Williams Companies, Inc. Annual Meeting of Stockholders May 21, 2015 2:00 p.m. Central Time One Williams Center Tulsa, Oklahoma 74172
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS. You can vote by telephone or Internet 24 hours a day, 7 days a week.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Alan S. Armstrong	☐	☐	☐	02 - Joseph R. Cleveland	☐	☐	☐	03 - Kathleen B. Cooper	☐	☐	☐

	04 - John A. Hagg	☐	☐	☐	05 - Juanita H. Hinshaw	☐	☐	☐	06 - Ralph Izzo	☐	☐	☐

	07 - Frank T. MacInnis	☐	☐	☐	08 - Eric W. Mandelblatt	☐	☐	☐	09 - Keith A. Meister	☐	☐	☐

	10 - Steven W. Nance	☐	☐	☐	11 - Murray D. Smith	☐	☐	☐	12 - Janice D. Stoney	☐	☐	☐

	13 - Laura A. Sugg	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of Ernst & Young LLP as auditors for 2015.	☐	☐	☐	3.	Approval, by nonbinding advisory vote, of the Company’s executive compensation.	☐	☐	☐

4.	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Williams Companies, Inc.

Proxy Solicited on Behalf of the Board of Directors of Williams for the Annual Meeting of Stockholders on May 21, 2015.

The undersigned stockholder of The Williams Companies, Inc. (“Williams”) hereby appoints ALAN S. ARMSTRONG, DONALD R. CHAPPEL and SARAH C. MILLER, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of Williams’ Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Williams to be held on the 21st day of May, 2015, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

Voting Instructions

Votes by telephone or Internet must be received by 1:00 a.m. Central Time, on May 21, 2015.

To Vote by Internet	To Vote by Telephone	To Vote by Mail

• Go to the following web site: WWW.ENVISIONREPORTS.COM/WMB • Follow the steps outlined on the secured website.	• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. • Follow the instructions provided by the recorded message.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope provided. • If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

To participants in The Williams Investment Plus Plan: This proxy/voting instruction card constitutes your voting instructions to the Trustee(s) of such Plan. Non-voted shares will be voted in the same proportion on each issue as the Trustees votes those shares for which it receives voting instructions from Participants. Your instructions must be completed prior to Monday, May 18, 2015 at 1:00 a.m. Central Time.

THANK YOU FOR VOTING